Filed pursuant to Rule 424(b)(3)

Registration No. 333-127269

Prospectus

CHENIERE ENERGY, INC.

$325,000,000

2.25% Convertible Senior Notes due 2012

and Shares of Common Stock Issuable Upon Conversion of the Notes

2,000,000 Shares of Common Stock, Par Value $0.003 per Share

The securities to be offered and sold using this prospectus are:

•	our 2.25% Convertible Senior Notes due 2012, which we issued in a private placement in July 2005,

•	shares of our common stock, $0.003 par value, or common stock, issuable upon conversion of the notes, and

•	shares of our common stock, or BPU Shares, that were issued in a private placement in February 2005 to BPU Associates, LLC, or BPU, in a private placement exempt from registration under the Securities Act of 1933, as amended, or the Securities Act.

These securities will be offered and sold by the selling security holders named in this prospectus or in any supplement to this prospectus. See “Selling Security Holders” beginning on page 24.

The notes bear interest at the rate of 2.25% per year, accruing from July 27, 2005. We will pay interest on the notes on February 1 and August 1 of each year, beginning February 1, 2006. The notes will mature on August 1, 2012.

Your notes are convertible into shares of our common stock (or cash or a combination of cash and shares of common stock, if we so elect) at an initial conversion rate of 28.2326 shares of our common stock per $1,000 principal amount of notes (which represents a conversion price of approximately $35.42 per shares of common stock) subject to adjustments. In addition, at any time on or before the 11th trading day preceding the maturity date, we may irrevocably elect to satisfy our conversion obligation with respect to the principal amount of the notes to be converted in cash, with any remaining amount to be satisfied, at our option, in cash, common stock or a combination of both.

Your notes are redeemable by us on or before August 1, 2012, in whole or in part, at a redemption price equal to $1,000 in cash per $1,000 principal amount of notes to be redeemed, plus any accrued and unpaid interest (including additional interest, if any) and an additional “coupon make-whole” payment (as described in the indenture governing the notes) if (i) in the previous ten trading days ending on the trading day before the date of the mailing of the provisional redemption notice the volume weighted average price of our common stock exceeds 150% of the conversion price for at least five consecutive trading days, and (ii) the shelf registration statement covering resales of the notes and the common stock issuable upon conversion of the notes is effective and available for use for the 30 days following the provisional redemption date, unless registration is no longer required.

The notes are subject to repurchase by us for cash at the option of the holders upon the occurrence of a “fundamental change” (as described in the indenture governing the notes), at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest (including additional interest), if any, to, but not including, the repurchase date.

The notes will be our general unsubordinated unsecured obligations, ranking equally in right of payment to all of our existing and future unsubordinated unsecured indebtedness, and senior in right of payment to any of our future indebtedness that is expressly subordinated to the notes. The notes will be junior in right of payment to all of our secured indebtedness to the extent of the value of the collateral securing those obligations and structurally subordinated in right of payment to all indebtedness and liabilities of our subsidiaries, including trade credit.

We have entered into a registration rights agreement with the initial purchaser of the notes, pursuant to which we agreed to file a shelf registration statement, of which this prospectus is a part, with the U.S. Securities and Exchange Commission, or SEC, covering resales of the notes and the common stock issuable upon conversion of the notes. If we fail to comply with certain of our obligations under that registration rights agreement, additional interest will be payable on the notes and the common stock issuable upon conversion of the notes.

We have also entered into a piggy-back registration rights agreement with BPU covering resales of the BPU Shares, pursuant to which we agreed to provide prompt notice to BPU of our intention to register any of our common stock (other than pursuant to a registration on Form S-4 or Form S-8). Consistent with that agreement, we gave written notice to BPU of our intention to register the common stock issuable upon conversion of the notes in a shelf registration statement, of which this prospectus is a part, with the SEC. As permitted by the piggy-back registration rights agreement, BPU requested that we include the BPU Shares in the proposed registration statement.

There is no established market for the notes. The selling security holders may sell the securities offered by this prospectus from time to time on any exchange on which the securities are listed on terms to be negotiated with buyers. They may also sell the securities in private sales or through dealers or agents. The selling security holders may sell the securities at prevailing market prices or at prices negotiated with buyers. The selling security holders will be responsible for any commissions due to brokers, dealers or agents. We will be responsible for all other offering expenses. We will not receive any of the proceeds from the sale by the selling security holders of the securities offered by this prospectus.

Our common stock is listed on the American Stock Exchange under the symbol “LNG.”

The principal executive offices of Cheniere are located at 717 Texas Avenue, Suite 3100, Houston, Texas 77002.

You should carefully review and consider the information under the heading “ Risk Factors” beginning on page 5 and “Cautionary Statement Regarding Forward-Looking Statements” referred to on page iii of the prospectus.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this prospectus is October 26, 2005.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to give you different information. These securities are not being offered in any state or other jurisdiction that does not permit the offer. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

As used in this prospectus, the terms “Cheniere,” “we,” “us” and “our” refer to Cheniere Energy, Inc. and its subsidiaries unless otherwise indicated.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC using a “shelf” registration process. This means the securities described in this prospectus may be offered and sold using this prospectus from time to time as described in the “Plan of Distribution.” You should carefully read this prospectus and the information described under the heading “Where You Can Find More Information and Incorporation of Certain Documents by Reference.” Under no circumstances should the delivery to you of this prospectus or any offering or sales made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

i

WHERE YOU CAN FIND MORE INFORMATION AND

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy any of these documents at the public reference room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public from commercial documents retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov. In addition, you may read our reports, proxy and information statements and other information at the American Stock Exchange, or AMEX, at 86 Trinity Place, New York, New York 10006.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose in this prospectus important information to you by referring you to other documents that have been or will be filed with the SEC. The information below is incorporated in this prospectus by reference and is an important part of this prospectus, except where any of the information has been modified or superseded by the information in this prospectus or in information incorporated by reference in this prospectus. In addition, information that we file on or after the date of this prospectus with the SEC will automatically be incorporated in this prospectus and update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC (File No. 001-16383) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered by this prospectus are sold:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed on March 10, 2005, as amended by Amendment No. 1 thereto, filed on March 16, 2005.

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, filed on May 6, 2005.

•	Quarterly Report or Form 10-Q for the fiscal quarter ended June 30, 2005, filed on August 5, 2005.

•	Current Reports on Form 8-K filed on January 12, 2005, January 24, 2005, February 8, 2005 (two), February 28, 2005, March 2, 2005, March 10, 2005, March 14, 2005, March 18, 2005, April 4, 2005, April 7, 2005, April 13, 2005, April 25, 2005, May 25, 2005, June 30, 2005, July 22, 2005, July 25, 2005, July 27, 2005, July 29, 2005, August 2, 2005, August 11, 2005, September 1, 2005 (two), September 6, 2005, September 7, 2005 and October 7, 2005.

We will provide you, including any beneficial owner, without charge, a copy of the documents incorporated by reference in this prospectus. We will not provide a copy of the exhibits to documents incorporated by reference, unless those exhibits are specifically incorporated by reference into those documents. You may obtain a copy of the documents incorporated by reference in this prospectus by requesting them in writing or by telephone from:

Cheniere Energy, Inc.

717 Texas Avenue, Suite 3100

Houston, Texas 77002

Attn: Don A. Turkleson, Chief Financial Officer

(713) 659-1361

If you have any other questions regarding us, please contact our Vice-President—Investor Relations in writing at Cheniere Energy, Inc., 717 Texas Avenue, Suite 3100, Houston, Texas 77002, Contact: David E. Castaneda, or by telephone at (713) 265-0202 or e-mail at Info@Cheniere.com.

You can access electronic copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and all amendments to those reports, free of charge, on our website at http://www.cheniere.com. Access to those electronic filings is available as soon as reasonably practicable after filing with, or furnishing to, the SEC. We make our website content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference in this prospectus.

You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the shares in any state or other jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, in any prospectus supplement or in any document incorporated by reference herein is accurate as of any date other than the date on the front of those documents. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

CAUTIONARY STATEMENT

REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act and the Exchange Act. All statements, other than statements of historical facts, included herein or incorporated herein by reference are “forward-looking statements.” Included among “forward-looking statements” are, among other things:

•	statements that we expect to commence or complete construction of each of our proposed liquefied natural gas, or LNG, receiving terminals by certain dates, or at all;

•	statements that we expect to receive Draft Environmental Impact Statements or Final Environmental Impact Statements from the Federal Energy Regulatory Commission, or FERC, by certain dates, or at all, or that we expect to receive an order from FERC authorizing us to construct and operate proposed LNG receiving terminals by a certain date, or at all;

•	statements regarding future levels of domestic natural gas production or consumption or the future levels of LNG imports into North America, regardless of the source of such information, or the transportation or other infrastructure or prices related to natural gas, LNG or other hydrocarbon products;

•	statements regarding any financing transactions or arrangements, or ability to enter into such transactions, whether on the part of Cheniere or at the project level, including financing arrangements for which we may have received commitment letters;

•	statements relating to the construction of our proposed LNG receiving terminals, including statements concerning the engagement of any engineering, procurement and construction, or EPC, contractor and the anticipated terms and provisions of any agreement with an EPC contractor, and anticipated costs related thereto;

•	statements regarding any terminal use agreement, or TUA, or other agreement to be performed substantially in the future, including any cash distributions and revenues anticipated to be received and the anticipated timing thereof, and statements regarding the amounts of our total regasification capacity that is, or may become subject to, TUAs;

•	statements regarding possible equity or asset purchases or sales, including of interests in current or future projects;

•	statements that our proposed LNG receiving terminals and pipelines, when completed, will have certain characteristics, including amounts of regasification and storage capacities, a number of storage tanks and docks, pipeline deliverability and the number of pipeline interconnections, if any;

•	statements regarding possible expansions of the currently projected size of any of our proposed LNG receiving terminals;

•	statements regarding our business strategy, our business plans or any other plans, forecasts or objectives any or all of which are subject to change;

•	statements regarding any SEC or other governmental or regulatory inquiry or investigation;

•	statements regarding anticipated legislative, governmental, regulatory, administrative or other public body actions, requirements, permits or decisions; and

•	any other statements that relate to nonhistorical or future information.

These forward-looking statements are often identified by the use of terms and phrases such as “achieve,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “plan,” “project,” “propose,” “strategy” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed under the heading “Risk Factors” beginning on page 5 of this prospectus and those risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2004, as amended by Amendment No. 1 thereto, which is incorporated by reference into this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these risk factors. These forward-looking statements are made as of the date of this prospectus. We assume no obligation to update or revise these forward-looking statements or provide reasons why actual results may differ.

SUMMARY

The following summary may not contain all the information that may be important to you and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus. You should read the entire prospectus, especially the risks set forth under the heading “Risk Factors,” as well as the information to which we refer you and the information incorporated by reference, before making an investment decision.

CHENIERE ENERGY, INC.

We are a Houston-based company engaged primarily in the development of an LNG receiving terminal business and related LNG business opportunities centered on the U.S. Gulf Coast. We are also engaged in oil and gas exploration, development and exploitation activities in the Gulf of Mexico.

Our LNG receiving terminal projects include facilities to receive deliveries of LNG from LNG ships, to store LNG temporarily, to process LNG to return it to a gaseous state and to deliver gas to pipelines for transportation to purchasers. We own interests in four limited partnerships that are developing LNG receiving terminals:

•	Freeport LNG Development, L.P., or Freeport LNG, in which we own a 30% interest, is developing an LNG receiving terminal on Quintana Island, near Freeport, Texas;

•	Sabine Pass LNG, L.P., or Sabine Pass LNG, in which we own a 100% interest, is developing an LNG receiving terminal near Sabine Pass in Cameron Parish, Louisiana;

•	Corpus Christi LNG, L.P., or Corpus Christi LNG, in which we own a 100% interest, is developing an LNG receiving terminal near Corpus Christi, Texas; and

•	Creole Trail LNG, L.P. or Creole Trail LNG, in which we own a 100% interest, is developing an LNG receiving terminal at the mouth of the Calcasieu Channel in Cameron Parish, Louisiana.

The Offering

This prospectus covers the resale of up to $325,000,000 aggregate principal amount of the notes, the shares of our common stock issuable upon conversion of the notes and the BPU Shares. We issued and sold a total of $325,000,000 aggregate principal amount of the notes on July 27, 2005 in a private placement to Credit Suisse First Boston LLC, which we refer to as the “initial purchaser.” We issued the BPU Shares to BPU on February 8, 2005 in a private placement. The summary below describes the principal terms of the notes, the common stock issuable upon conversion of the notes and the BPU Shares. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms of the notes.

Issuer	Cheniere Energy, Inc.

Selling Security Holders

The securities to be offered and sold using this prospectus will be offered and sold by the selling security holders named in this prospectus or in any supplement to this prospectus. See the section entitled “Selling Security Holders” for more information.

Notes Offered	$325,000,000 aggregate principal amount of 2.25% convertible senior notes due 2012.

Common Stock Offered	The BPU Shares and the shares of our common stock, par value $0.003 per share, issuable upon conversion of the notes.

Maturity Date	August 1, 2012.

Interest Payment Dates	February 1 and August 1 of each year, beginning February 1, 2006.

Interest	2.25% per annum, payable semiannually in arrears. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Guarantees	The notes are not guaranteed. If, however, we issue debt securities, and any of our subsidiaries guarantee such debt securities, such subsidiaries will also be required to guarantee the notes.

Ranking	The notes are our unsubordinated unsecured obligations and:

•	rank equal in right of payment with all of our other existing and future unsubordinated unsecured obligations;

•	rank junior in right of payment to any of our future secured obligations to the extent of the value of the collateral securing such obligations; and

•	are structurally subordinate in right of payment to all existing and future obligations of our subsidiaries, except those subsidiaries that may in the future guarantee the notes.

The notes are effectively subordinated to a substantial portion (if not all) of the indebtedness incurred to finance construction and other costs of our LNG terminals and other projects.

Right to Convert

The notes are convertible into shares of our common stock at any time prior to the close of business on the business day immediately preceding the maturity date, redemption or repurchase at an initial conversion rate of 28.2326 shares of our common stock per $1,000 principal amount of notes (which represents a conversion price of approximately $35.42 per share of common stock) subject to such adjustments as described under “Description of the Notes—Conversion of Notes.”

Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock, in each case calculated as described under “Description of the Notes—Conversion of Notes—Settlement Upon Conversion.” At any time on or prior to the 11th trading day preceding the maturity date, we may irrevocably elect to satisfy our conversion obligation with respect to the principal amount of the notes to be converted in cash, with any remaining amount to be satisfied, at our option, in cash, common stock or a combination of both. See “Description of the Notes—Conversion of Notes—Right to Irrevocably Elect Net Share Settlement Upon Conversion.”

Except as described in “Description of the Notes—Conversion of Notes,” upon any conversion, holders will not receive any separate cash payment representing accrued and unpaid interest, or additional interest, if any.

If holders convert their notes in connection with a fundamental change, as described in this prospectus, they may also receive a make-whole premium on the notes that they convert. See “Description of the Notes—Conversion of Notes—Payment Upon Conversion Upon a Fundamental Change” and “Description of the Notes—Determination of the Make-Whole Premium.”

Provisional Redemption

We may redeem the notes, in whole or in part, at any time on or before August 1, 2012, at a redemption price equal to $1,000 in cash per $1,000 principal amount of notes to be redeemed, plus any accrued and unpaid interest (including additional interest, if any) and the additional “coupon make-whole” payment described below if:

•	in the previous ten trading days ending on the trading day before the date of the mailing of the provisional redemption notice the volume weighted average price of our common stock exceeds 150% of the conversion price for at least five consecutive trading days, and

•	the shelf registration statement covering resales of the notes and the common stock issuable upon conversion of the notes is effective and available for use and is expected to remain effective and available for use for the 30 days following the provisional redemption date, unless registration is no longer required.

Upon any provisional redemption, we will make an additional “coupon make-whole” payment in cash with respect to the notes called for redemption. The “coupon make-whole” amount per $1,000 principal amount of notes will be equal to the present value of all remaining scheduled payments of interest on the notes to be redeemed through August 1, 2012. See “Description of the Notes—Provisional Redemption.”

Fundamental Change	If a fundamental change occurs, each holder of the notes may require us to repurchase for cash all or a portion of such holder’s notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest (including additional interest), if any, up to, but not including, the date of repurchase.

Make-Whole Premium Upon a Fundamental Change

In the event of a fundamental change, we may be required to pay a make-whole premium on notes converted in connection with the fundamental change. The make-whole premium will be payable in shares of our common stock, or the consideration into which our common stock has been converted or exchanged in connection with such fundamental change, on the repurchase date for the notes after the fundamental change.

The amount of the make-whole premium, if any, will be based on the stock price (as described in this prospectus) and the effective date of the fundamental change. A description of how the make-whole premium will be determined and a table showing the make-whole premium that would apply at various stock prices and fundamental change effective dates is set forth under “Description of the Notes—Determination of the Make-Whole Premium.”

Sinking Fund	None.

No Proceeds	We will not receive any proceeds from the sale by any selling security holder of the notes, our common stock issuable upon conversion of the notes or the BPU Shares.

Registration Rights

Under a registration rights agreement that we entered into with the initial purchaser in connection with the initial placement of the notes, we have filed a shelf registration statement, of which this prospectus is a part, with the SEC. If we fail to comply with certain of our obligations under the registration rights agreement, additional interest will be payable on the notes. We have also filed the shelf registration statement, of which this prospectus is a part, pursuant to a piggy-back registration rights agreement that we entered into with BPU.

Trustee and Paying Agent	The Bank of New York

Book-Entry Form

The notes were issued in book-entry form and are represented by global certificate on behalf of The Depository Trust Company, or DTC. Any notes sold pursuant to this prospectus will be represented by another such global certificate. Beneficial interests in any of the notes are shown on, and transfers are effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Listing and Trading	Our common stock is listed on the AMEX under the trading symbol “LNG.” The notes will not be listed on any securities exchange or included in any automated quotation system.

Governing Law	The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

RISK FACTORS

Investing in the notes and our common stock involves numerous risks. Before deciding to invest in the notes or our common stock, you should carefully consider the following risk factors and those risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2004 and our Current Report on Form 8-K filed with the SEC on July 22, 2005, which are incorporated by reference into this prospectus. We may encounter risks in addition to those described below. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial, may also impair or adversely affect our business, results of operation, financial condition and prospects. In such case, you may lose all or part of your original investment in the notes or our common stock.

Risks Relating to Our Financial Matters

We have not been profitable historically, and we are currently experiencing negative operating cash flow. Our ability to achieve profitability and generate positive operating cash flow in the future is subject to significant uncertainty.

From our inception, we have incurred losses, and we will likely continue to incur operating losses and experience negative operating cash flow during the next several years. We have not yet started the construction of two of our planned LNG receiving terminals. We do not anticipate that our LNG receiving operations will generate positive operating cash flow until at least one of our planned facilities is built, which we expect will not be until 2008 at the earliest. Although we may commence operations, revenues under any particular TUA may not commence for up to one year or more after operations at the related facility commence. We will continue to incur significant capital and operating expenditures while we develop our planned LNG receiving terminals. We do not anticipate that our current oil and gas exploration activities, which are limited in scope, or advance sales of regasification capacity at our planned LNG receiving terminals will generate sufficient funds to cover these expenditures. As a result, we expect to continue to have operating losses and negative operating cash flow on a quarterly and an annual basis over the next several years. Any delays beyond the expected development periods for our planned LNG receiving terminals would prolong, and could increase the level of, our operating losses and negative operating cash flow. Our future liquidity may also be affected by (i) the timing of construction financing availability in relation to the incurrence of construction costs and other outflows and (ii) the anticipated timing of receipt of cash flow under TUAs and other sales of capacity in relation to the incurrence of projected project operating expenses. However, many factors (including factors beyond our control) could result in a disparity between liquidity sources and cash needs, including factors such as construction delays and breaches of agreements. Our ability to generate positive operating cash flow and achieve profitability in the future is dependent on our ability to successfully complete our LNG development projects and market their capacity, and our ability to do so is subject to a number of risks, including those discussed below.

We may need additional funds which, if available, could result in increased interest expense or additional dilution to our stockholders. If additional funds are needed and are not available, our business could be negatively impacted.

As of June 30, 2005, we had $171.8 million in cash and cash equivalents, exclusive of $136,000 in restricted cash. We plan to raise additional capital either through public or private equity or debt financing primarily to finance the execution of our anticipated strategic initiatives. Other than the Sabine Pass Credit Facility, we currently do not have any bank credit facility or other working capital credit line under which we may borrow funds for working capital or other general corporate purposes.

If funds are raised through the issuance of equity securities, the percentage ownership of our then-current stockholders will be reduced and the holders of new equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. If additional funds are raised through a bank credit facility or the issuance of debt securities, the holder of such indebtedness would have rights senior to the rights of common stockholders, and the terms of such indebtedness could impose restrictions on our operations. If we need to raise additional funds, we may not be able to do so on terms favorable to us, or at all. If we cannot successfully execute our operating plan or raise adequate funds on acceptable terms, we may not be able to continue to fund our operations, which would cause our business to be unsuccessful.

Our ability to develop our planned LNG receiving terminals is contingent on our ability to obtain financing. If we are unable to do so, we may be unable to implement or complete our business plan and our business may ultimately be unsuccessful.

We currently estimate that the cost of completing the four LNG development projects will exceed $3 billion, before financing costs. Our cost estimate is subject to change due to such items as cost overruns, change orders under existing or future EPC agreements and changes in commodity prices (particularly steel). To fund these development projects, we will have to pursue a variety of sources of financing, including most, if not all, of the following:

•	debt and/or equity financing at the project level;

•	debt and/or equity financing by Cheniere; and

•	asset sales, to the extent permitted, and joint venture arrangements by Cheniere and/or our subsidiaries and partnerships.

Our ability to obtain these types of financing will depend, in part, on factors beyond our control, such as the status of various capital and industry markets at the time financing is sought and such markets’ view at such time of our industry and prospects. Accordingly, we may not be able to obtain financing on terms that are acceptable to us, if at all, even if our development projects are otherwise proceeding on schedule. In addition, our ability to obtain some types of financing may be dependent upon our ability to obtain other types of financing. For example, project-level debt financing is typically contingent upon a significant equity capital contribution from the project sponsor. As a result, even if we are able to identify potential project-level lenders, we may still have to obtain another form of external financing for us to fund an equity capital contribution to the project subsidiary. Any project-level debt financing will also typically be conditioned upon our prior receipt of commitments for a portion of projected regasification capacity under long-term TUAs, and our ability to fund the projects will likely be subject to the achievement of additional milestones in our project financing. A failure to obtain financing at any point in the development process could cause us to delay or fail to complete our business plan, which could cause our business to be unsuccessful.

Even if we are able to obtain financing, the terms required may adversely affect our business.

In order to obtain many types of financing, we may have to accept terms that are disadvantageous to us or that may have an adverse impact on our current or future business, operations or financial condition. For example:

•	borrowings or debt issuances may subject us to certain restrictive covenants, including covenants restricting our ability to raise additional capital or cross-defaults to our other indebtedness;

•	borrowings or debt issuances at the project level may subject the project entity to certain restrictive covenants, including covenants restricting its ability to make distributions to us or limiting our ability to sell our interests in such entity;

•	additional sales of interests in our LNG projects would reduce our interest in future revenues once the LNG receiving terminals commence operations;

•	the prepayment of terminal use fees by, or a business development loan from, prospective customers would reduce future revenues once the LNG receiving terminals commence operations;

•	offerings of our equity securities would cause dilution of our common stock;

•	sales of oil and gas exploration prospects would reduce potential future revenues from our exploration and production activities;

•

our ability to borrow funds under some project financing arrangements will likely be subject to our satisfying the conditions and covenants in the financing and the construction schedule agreed to at the time such arrangement is entered into. If circumstances change, we may need to seek waivers of conditions or covenants under our financing arrangements to prevent defaults thereunder and acceleration thereof, which we might not be able to obtain on a timely basis, or at all; and

•	we may be required to make equity contributions before we can borrow under certain financing arrangements, such as the $822 million credit facility, or Sabine Pass Credit Facility, entered into in February 2005 by Sabine Pass LNG with an initial syndicate of 47 financial institutions.

We may not be able to refinance the Sabine Pass Credit Facility when it becomes due.

We may not be able to refinance the Sabine Pass Credit Facility at maturity because of a variety of factors, including changes in our financial condition, changes in the financial condition of Sabine Pass LNG or its affiliates, or changes in the capital markets or in the LNG market. If we are unable to refinance the Sabine Pass Credit Facility, we may be unable to pay the principal of and interest on the Sabine Pass Credit Facility, and the lenders under the Sabine Pass Credit Facility may have to attempt to obtain such payment through foreclosure on their collateral.

Risks Relating to Our LNG Receiving Terminal Development Business

The construction of our planned LNG receiving terminals is subject to a number of development risks, which could cause cost overruns and delays or prevent completion of one or more of our LNG development projects.

Key factors that may affect the timing of, and our ability to complete, our LNG development projects include, but are not limited to:

•	the issuance and/or continued availability of necessary permits, licenses and approvals from FERC, other governmental agencies and third parties as are required to construct and operate the facilities;

•	the availability of sufficient debt financing and equity financing, both on the part of Cheniere and at the project level;

•	our ability to obtain satisfactory long-term TUAs with “anchor tenant” customers for a portion of the capacity at each proposed LNG receiving terminal and for these customers to perform under those TUAs during the terms thereof and to maintain their creditworthiness;

•	our ability to enter into a satisfactory agreement with an EPC contractor for each facility and to maintain good relationships with these contractors, and the ability of those EPC contractors to perform their obligations under EPC agreements, including those related to scheduling, technical specifications and warranties, and to maintain their creditworthiness;

•	site development difficulties, including change orders, cost overruns, construction delays and changes in commodity prices (particularly steel);

•	unanticipated changes in domestic and international market demand for natural gas or the supply of LNG, which will depend, in part, on supplies of, and prices for, alternative energy sources;

•	competition with other domestic and international LNG receiving terminals;

•	commercial arrangements for pipelines and related equipment to transport natural gas from each LNG receiving terminal;

•	local and general economic conditions;

•	catastrophes, such as explosions, fires and product spills;

•	resistance in the local community to the development of LNG receiving terminals;

•	labor disputes; and

•	weather conditions.

Delays in the construction of an LNG receiving terminal beyond the estimated development periods, as well as cost overruns, could increase the cost of completion beyond the amounts currently estimated in our capital budget, which could require us to obtain additional sources of financing to fund our operations until the LNG receiving terminal is developed (which could cause further delays). Any delay in completion of the LNG receiving terminals may also cause a delay in the receipt of revenues projected from operation of the facilities or cause a loss of our TUA customers in the event of significant delays. Delays could also erode our competitive advantage of being one of the first companies to develop new LNG receiving terminals. As a result, any significant construction delay, whatever the cause, could have a material adverse effect on our business, results of operations, financial condition and prospects.

Failure to obtain and maintain approvals and permits from governmental and regulatory agencies with respect to the development of our LNG receiving terminal business would have a detrimental effect on us and our LNG projects.

The design, construction and operation of LNG receiving terminals and the transportation of LNG and natural gas are all highly regulated activities. FERC approval under Section 3 of the Natural Gas Act, or NGA, as well as several other material governmental and regulatory approvals and permits, is required in order to construct and operate our proposed LNG receiving terminals. Although we have obtained NGA Section 3 authorization to construct and operate the Freeport, Sabine Pass and Corpus Christi LNG receiving terminals, we have not yet received an NGA Section 3 FERC order authorizing construction of our Creole Trail project. We also have not obtained several other material governmental and regulatory approvals and permits required in order to construct and operate our proposed LNG receiving terminals. We have no control over the outcome of the review and approval process. We do not know whether or when any such approvals or permits can be obtained, or whether or not any third parties will attempt to interfere with our ability to obtain and maintain such permits or approvals. If we are unable to obtain and maintain the necessary approvals and permits, we may not be able to recover our investment in the projects. Failure to obtain and maintain any of these approvals and permits could have a material adverse effect on our business, results of operations, financial condition and prospects.

We face competition in the LNG receiving terminal development business from competitors with far greater resources and the potential for overcapacity in the LNG receiving terminal marketplace.

Many companies are considering the development of infrastructure in the domestic LNG market, including, without limitation, major oil and gas companies such as ExxonMobil, ConocoPhillips Company, or ConocoPhillips, Royal Dutch/Shell and Chevron Corporation, or Chevron. Other energy companies such as Sempra, Tractebel, McMoRan Exploration, AES, Excelerate Energy and other public and private companies have also proposed developing LNG receiving facilities, both onshore and offshore. Almost all of our competitors have longer operating histories, more development experience, greater name recognition, larger staffs and substantially greater financial, technical and marketing resources than we do. The superior resources that these competitors have available to deploy could allow them to surpass us in terms of the status of their LNG receiving terminal development projects. Among other things, these competitors may not have to rely on external financing.

Industry analysts have predicted that if all of the proposed LNG receiving terminals in North America that have been announced by developers were actually built, there would likely be substantial excess capacity for such terminals in the future. Accordingly, there is a substantial risk that slower-paced LNG receiving terminal development projects may never be completed. Any perception in the LNG receiving terminal marketplace that we may be unable to complete our proposed LNG receiving terminals, because competing projects are further along in their development or otherwise, could have a material adverse effect on our business, results of operations, financial condition and prospects.

In addition, our proposed LNG receiving terminals will likely continue to face competition when and if they are completed, including competition from North American sources of natural gas and onshore, offshore and shipboard LNG regasification facilities. Our proposed Sabine Pass, Corpus Christi and Creole Trail LNG receiving terminals will also compete with the Freeport LNG receiving terminal in which we own a minority interest. If the number of LNG receiving terminals built outstrips demand for natural gas from those terminals, the excess capacity will likely lead to a decrease in the prices that we will be able to obtain for uncommitted amounts of our regasification services. Because of the substantial likelihood that we will have significant debt service obligations, any such price decreases would impact us more severely than our competitors with greater financial resources. Accordingly, potential overcapacity in the LNG receiving terminal marketplace, or a significant decline in natural gas prices, could have a material adverse effect on our business, results of operations, financial condition and prospects.

Cyclical changes in the demand for LNG regasification capacity may result in reduced operating revenues and may cause operating losses in the future.

The economics of LNG terminal operations could be subject to cyclical swings, reflecting alternating periods of under-supply and over-supply of LNG importation capacity and available natural gas, principally due to the combined impact of several factors, including:

•	significant additions in regasification capacity, whether through LNG receiving terminal construction or expansion, take several years to become operational and are therefore necessarily based upon estimates of future demand for natural gas;

•	when demand for natural gas increases, competition to build new LNG regasification capacity may heighten because new capacity may be more profitable, with a lower marginal cost of production;

•	when LNG regasification capacity significantly increases, the competition for the receipt and regasification of LNG increases;

•	under-supplies at the foreign supply source of LNG also increase competition among LNG terminals and may cause LNG receiving terminal operators to compete aggressively on price in order to maximize capacity utilization;

•	when demand for LNG receiving capacity decreases, the high fixed cost structure of capital-intensive LNG receiving terminals causes producers and transporters of natural gas to compete aggressively on price in order to maximize capacity utilization;

•	substantial increases in the receiving capacity of LNG receiving terminals will substantially increase the potential supply of natural gas to U.S. markets, which could substantially amplify the downswings related to the over-supply of available natural gas;

•	supplies of, and prices for, alternative energy sources such as coal, oil, nuclear, hydroelectric, wind and solar energy cause changes in the demand for natural gas;

•	as competition in natural gas is focused on price, being a low-cost supplier is critical to profitability. This would favor the construction of larger LNG receiving facilities, which maximize economies of scale, but also could cause an increase in capacity that can outstrip the existing growth in demand for natural gas; and

•	cyclical trends in general business and economic conditions cause changes in the demand for natural gas.

The increases and decreases in the available supply of natural gas as a result of changes in available LNG receiving capacity available could materially adversely affect our business, results of operations, financial condition and prospects.

Failure of imported LNG to become a competitive source of energy in the United States could have a detrimental effect on our ability to implement and complete our business plan.

In the United States, due mainly to an abundant supply of natural gas, imported LNG has not historically been a major energy source. Our business plan is based on the belief that LNG can be produced and delivered to the United States at a lower cost than the cost to produce some domestic supplies of natural gas, or other alternative energy sources. Through the use of improved exploration technologies, additional sources of natural gas may be discovered in North America, which would further increase the available supply of natural gas at a lower cost than LNG. In addition to natural gas, LNG also competes with other sources of energy, including coal, oil, nuclear, hydroelectric, wind and solar energy. As a result, LNG may not become a competitive source of energy in the United States. The failure of LNG to become a competitive supply alternative to domestic natural gas, oil and other import alternatives could have a material adverse effect on our business, results of operations, financial condition and prospects.

The inability to import LNG into the United States due to, among other things, governmental regulation or potential instability in countries that supply natural gas could materially adversely affect our business plans and results of operations.

Upon completion of the LNG receiving terminals, our business will be dependent upon the ability of our customers to import LNG supplies into the United States. Political instability in foreign countries that have supplies of natural gas, or strained relations between such countries and the United States, may impede the willingness or ability of LNG suppliers in such countries to export LNG to the United States. Such foreign suppliers may also be able to negotiate more favorable prices with other LNG customers around the world than with customers in the United States, thereby reducing the supply of LNG available to be imported into the United States market. In addition, we believe that the existing fleet of tankers that is available to transport LNG is inadequate, and the failure to expand LNG tanker capacity would impede our customers’ ability to import LNG into the United States. Any significant impediment to the ability to import LNG into the United States could have a material adverse affect on our business, results of operations, financial condition and prospects.

Decreases in the price of natural gas in North America could harm our ability to develop our proposed LNG receiving terminals.

The development of domestic LNG receiving terminals is based on assumptions about the future price of natural gas and the availability of imported LNG. The willingness of potential customers to contract for regasification capacity would be negatively impacted and, once facilities are in operation, LNG throughput volumes would likely decline if the price of natural gas in North America is, or is forecasted to be, lower than the cost to produce and deliver LNG to North American markets. Any significant decline in the price of natural gas could cause the cost of natural gas produced from imported LNG to be higher than domestically produced natural gas. As a result, any significant decline in the price of natural gas could have a material adverse effect on our business, results of operations, financial condition and prospects.

Natural gas prices have been, and are likely to continue to be, volatile and subject to wide fluctuations in response to any of the following factors:

•	relatively minor changes in the supply of, and demand for, natural gas;

•	political conditions in international natural gas producing regions;

•	the extent of domestic production and importation of natural gas in relevant markets;

•	the level of consumer demand;

•	weather conditions;

•	the competitive position of natural gas as a source of energy as compared with other energy sources; and

•	the effect of federal and state regulation on the production, transportation and sale of natural gas.

We may have difficulty obtaining enough customers for regasification capacity at our proposed LNG receiving terminals to implement and complete our business plan. We may change our business strategy as to how and when we market our capacity.

Our current marketing strategy calls for us to enter into long-term TUAs covering approximately one-half of our total existing and future regasification capacity at our LNG receiving terminals, including a commitment to pay capacity reservation fees, prior to the commencement of construction of each facility. The portion of our total regasification capacity that we plan to commit under such long-term TUAs has changed in the past and may change in the future for various reasons, including responding to market factors or perceived opportunities that we believe may be available to us. Our ability to obtain project-level financing for each LNG receiving facility may be contingent on our ability to enter into long-term TUAs covering approximately one-half of regasification capacity in advance of the commencement of construction. In addition, we anticipate that we will be able to rely on these capacity reservation fee payments to cover a portion of operating costs prior to commencement of operations at our proposed LNG receiving terminals. As of the date of this prospectus, we do not have any TUAs in place for either our proposed Corpus Christi facility or our proposed Creole Trail facility.

We may experience difficulty attracting additional customers because we are a small, developing company with no operating history in the LNG receiving terminal business. In order to succeed, we must convince additional potential customers, among other things, that we will be able to secure adequate financing for the construction of the terminal sites that we are developing and that they will be approved by appropriate governmental agencies. Additional factors that may cause us to change our marketing strategy include the inability to enter into TUAs prior to construction, our view regarding future prices, demand and supply of natural gas and regasification capacity, or other factors. If these marketing efforts are not successful, our business, results of operations, financial condition and prospects could be materially adversely affected.

Our TUAs are subject to termination by our contractual counterparties under certain circumstances, and we are generally dependent on the performance of those counterparties under the TUAs.

Freeport LNG has entered into long-term TUAs with The Dow Chemical Company, or Dow, and ConocoPhillips, and Sabine Pass LNG has entered into long-term TUAs with subsidiaries of Total S.A. and Chevron. Each of the TUAs contains various termination rights. For example, Dow may terminate its TUA during the construction period of the proposed Freeport LNG terminal if it reasonably determines that “substantial completion” of the terminal will not occur prior to a future confidential date. Similarly, ConocoPhillips may terminate its TUA during the construction period of the proposed Freeport LNG terminal if it reasonably determines that the “conversion date” (the date of conversion of construction loans into term loans under the credit facility between Freeport LNG and ConocoPhillips) will not occur prior to a future confidential date. Total LNG USA, or Total, may terminate its TUA with Sabine Pass LNG if Sabine Pass LNG fails to deliver a specified amount of natural gas nominations or fails to receive or unload a specified number of cargoes. In addition, in the case of each of our TUAs, we are dependent on the respective counterparties’ creditworthiness and their continued willingness to perform their obligations under the TUAs. If any of these counterparties fails to perform its obligations under its respective TUA, our business, results of operations, financial condition and prospects could be materially adversely affected, even if we were to be ultimately successful in seeking damages from that counterparty for a breach of the TUA. The details of some of the termination provisions described above are confidential. Although we believe that the future confidential dates referred to above provide us with enough time to substantially complete the terminals, there can be no assurance that we will meet these conditions.

The construction of our proposed LNG receiving terminals will be dependent on performance by, and our relationship with, the EPC contractor that we engage at each facility.

Sabine Pass LNG entered into an EPC agreement in December 2004 with Bechtel. Freeport LNG has advised us that it has entered into a lump-sum turnkey agreement for the construction of its Freeport LNG receiving terminal. We also plan to enter into similar types of contracts with a major international EPC contractor for the construction of our proposed Corpus Christi and Creole Trail LNG receiving terminals. The success of our LNG receiving terminal development projects is highly dependent on our ability to enter into acceptable contracts with reputable EPC contractors and for the EPC contractors to perform their obligations under the contracts, including completing the projects on a timely basis. However, we may not be able to enter into an acceptable EPC contract for the construction of our proposed Corpus Christi or Creole Trail LNG receiving terminal. In addition, we have no prior experience working with any EPC contractor, including Bechtel. As a result, we may encounter unexpected delays or problems in connection with the construction of any of our proposed LNG receiving terminals. In addition, any EPC agreement could be terminated by an EPC contractor under certain circumstances prior to completion of construction. If our relationship with any initial EPC contractor fails for any reason, we would be forced to engage a substitute contractor, which would likely result in a significant delay in our development schedule and could have a material adverse effect on our business, results of operations, financial condition and prospects.

Our initiatives to pursue upstream and downstream opportunities as part of our overall energy business strategy may not be successful and, even if successful, could expose us to greater and unanticipated risks.

We have little or no prior experience in some of the downstream opportunities that we are pursuing, such as natural gas pipelines and storage, marketing and trading. Similarly, we have limited experience in some of the upstream opportunities that we are pursuing, such as investment in LNG shipping businesses and oil and gas exploration, development and transportation, and little or no prior experience in other upstream opportunities that we are pursuing, such as securing foreign LNG supply arrangements and developing foreign natural gas reserves that could be converted into LNG. We may not be successful in our efforts to pursue any or all of these initiatives. We may also pursue other upstream or downstream opportunities. If we are successful in pursuing one or more of these upstream or downstream opportunities, we will likely incur greater risks than we expect to incur in our LNG receiving terminal business, and some of those risks we will not be able to anticipate.

If completed, the actual construction cost of our proposed LNG receiving terminals may be significantly higher than our current estimates, which are before financing costs. The cost of constructing these facilities will be dependent on several items, including change orders under existing and future EPC agreements, cost overruns and commodity prices (particularly steel).

We do not have any prior experience in constructing LNG receiving terminals, and no LNG receiving terminal has been constructed in the United States in over 25 years. As construction progresses, we may decide or be forced to submit change orders to our EPC contractors that could result in longer construction periods and higher construction costs. Similarly, we may encounter significant cost overruns during some phases of the construction process. In addition, under any agreement with an EPC contractor, we expect to retain the commodity price risk for nickel and various types of steel used in the construction process. As a result, any significant change orders, cost overruns or increases in the commodity price of nickel or steel could have a material adverse effect on our business, results of operations, financial condition and prospects.

Risks Relating to Our Business in General

We are currently a small, developing company with no operating history in the LNG receiving terminal business. Our business model is contingent on our ability to manage successfully our anticipated expansion and transition to operating in that business.

As of June 30, 2005, we had 91 employees, who, for the most part, are focused on the pre-construction stages of the development of our proposed LNG receiving terminals. As we begin construction of the LNG receiving terminals, we will have to hire new onsite employees to manage the construction of each facility. Once our proposed LNG receiving terminals commence operations, we will have to hire an entire staff to operate each facility. We have no experience in the construction or operation of LNG receiving terminals, and, as a result, we will be forced to rely to a significant extent on the new employees we hire to perform these functions. We currently estimate that at least 60 employees will be required to operate each LNG receiving terminal. As our operations expand, we will also have to expand our administrative staff. If we are not able to successfully manage the expansion of our business, our business, results of operation, financial condition and prospects could be materially adversely affected.

We depend on key personnel, and we could be seriously harmed if we lost their services.

We depend on our executive officers for various activities. We do not maintain key person life insurance policies on any of our personnel. Although we have agreements relating to compensation and benefits with certain of our executive officers, we do not have any employment contracts or other agreements with key personnel binding them to provide services for any particular term. The loss of the services of any of these individuals could seriously harm us. In addition, our future success will depend in part on our ability to attract and retain additional qualified personnel.

We are subject to significant operating hazards and uninsured risks, one or more of which may create significant liabilities for us.

The construction and operation of our proposed LNG receiving terminals will be subject to the inherent risks normally associated with these types of operations, including explosions, pollution, release of toxic substances, fires, hurricanes and adverse weather conditions and other hazards, each of which could result in a significant delay in the timing of commencement of operations and/or in damage to or destruction of our facilities or damage to persons and property. In addition, our operations face possible risks associated with acts of aggression or terrorism on our facilities and the facilities and tankers of third parties on which our operations are dependent.

In accordance with customary industry practices, we intend to maintain insurance against some, but not all, of these risks and losses. We may not be able to maintain insurance (as our project lenders may require) in the future at rates that we consider reasonable. The occurrence of a significant event not fully insured or indemnified against could have a material adverse effect on our business, results of operations, financial condition and prospects.

Existing and future United States governmental regulation, taxation and price controls could seriously harm us.

Our LNG terminal development and operations are subject to extensive federal, state and local laws and regulations that regulate the discharge of materials into the environment or otherwise relate to the protection of the environment. Failure to comply with such rules and regulations can result in substantial penalties and may harm us. Present, as well as future, legislation and regulations could cause additional expenditures, restrictions and delays in our business, the extent of which cannot be predicted and which may require us to limit substantially, delay or cease operations in some circumstances.

The construction and operation of our LNG receiving terminals is subject to issuance of necessary permits, licenses, consultations and approvals from numerous federal agencies, including from FERC under Section 3 of the NGA. The costs that we incur to obtain and maintain FERC and other governmental approvals authorizing us to commence construction of our proposed LNG receiving terminals and to comply with the ongoing regulation of the operation and maintenance of such terminals could have a material adverse effect on our business, results of operations, financial condition and prospects. In addition, delay in the receipt of, or modification or other regulatory action with respect to, FERC or other required governmental authorization could cause substantial delays in the commencement of construction or operations of our LNG receiving terminals, increased costs or even result in the cessation of operations. Any interstate pipeline transmission system connected to our LNG receiving terminals, as will be the case with our proposed Sabine Pass, Corpus Christi and Creole Trail terminals, is subject to FERC regulation under Section 7 of the NGA. Such regulation may restrict the ability of our customers to transport gas to and from our terminals, which could have a material adverse effect on our business, results of operations, financial condition and prospects. FERC has in the past regulated the prices at which natural gas could be sold. Federal reenactment of price controls or increased regulation of the transport of natural gas could have a material adverse effect on our business, results of operations, financial condition and prospects.

Our LNG terminal development and operations are also subject to extensive federal, state and local laws and regulations governing the discharge of natural gas, hazardous substances, materials and other compounds into the environment or otherwise relating to environmental protection. These laws and regulations may restrict or prohibit the types, quantities and concentration of substances that can be released into the environment and impose substantial liabilities for pollution or releases of hazardous substances, materials or compounds or impose conditions that require additional costs or charges in operations that could have a material adverse effect on our business, results of operations, financial condition and prospects. Failure to comply with these laws and regulations may also result in civil and criminal fines and penalties. Moreover, state and federal environmental laws and regulations may become more stringent.

Federal laws and regulations such as the Clean Air Act, the Oil Pollution Act of 1990, and the Clean Water Act, and analogous state laws have regularly imposed increasingly strict requirements for water and air pollution control, hazardous waste and materials management and strict financial responsibility and remedial response obligations. The cost of complying with such environmental legislation could have a material adverse effect on our business, results of operations, financial condition and prospects.

Existing environmental laws and regulations may be revised or reinterpreted or new laws and regulations may be adopted or become applicable to us. Revised, reinterpreted or additional laws and regulations that result in increased compliance costs or additional operating restrictions could have a material adverse effect on our business, results of operations, financial condition and prospects.

Some of our economic value is derived from our ownership of minority interests in entities over which we exercise no day-to-day control.

We own a 30% limited partner interest in Freeport LNG, an effective 9.3% interest in Gryphon Exploration Company, or Gryphon Exploration, (after giving effect to the potential conversion of Gryphon Exploration’s preferred stock) and a minority interest in J & S Cheniere S.A., or J&S Cheniere. Some of our value is attributable to these investments. In this prospectus, we may use the words “our,” “we” or “us” in describing these investments or their assets and operations; however, we do not exercise control over Freeport LNG, Gryphon Exploration or J&S Cheniere. The management team of Freeport LNG, Gryphon Exploration or J&S Cheniere could make business decisions without our consent that could impair the economic value of our investments in those entities. Any such diminution in the value of either investment could have an adverse impact on our business, results of operations, financial condition and prospects.

We may have to take actions that are disruptive to our business strategy to avoid registration under the Investment Company Act of 1940.

The Investment Company Act of 1940, or Investment Company Act, requires registration for companies that are engaged primarily in the business of investing, reinvesting, owning, holding or trading in securities. Registration as an investment company would subject us to restrictions that are inconsistent with our fundamental business strategy.

A company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of the value of its total assets (excluding government securities and cash items) on an unconsolidated basis, unless an exemption or safe harbor applies. Securities issued by companies other than majority-owned subsidiaries are generally counted as investment securities for purposes of the Investment Company Act. We own minority equity interests in certain entities that could be counted as investment securities.

We generally plan to invest our liquid assets in commercial paper or other assets that may be considered investment securities in order to achieve higher yields from our available funds than investments in government securities and money market or similar cash investments would provide. Based on our board of director’s determination of the value of our subsidiaries, we estimate that currently less than 20% of our assets consist of investment securities. However, in the event we acquire additional investment securities in the future, or if the value of our interests in companies that we do not control were to increase relative to the value of our controlled subsidiaries, we might be required to invest some portion of our liquid assets in government securities or cash items that yield lower returns than our proposed investments, or, in the alternative, we might be required to divest some of our non-controlled business interests, or take other action, in order to avoid being classified as an investment company.

We may engage in operations or make investments outside of the United States which would expose us to political, governmental and economic instability and foreign currency exchange rate fluctuations.

If we begin conducting operations or making investments outside of the United States, we may be affected by economic, political and governmental conditions in the countries where we engage in business. Any disruption caused by these factors could harm our business. Risks associated with operations and investments outside of the United States include risks of:

•	currency fluctuations;

•	war;

•	expropriation or nationalization of assets;

•	renegotiation or nullification of existing contracts;

•	changing political conditions;

•	changing laws and policies affecting trade, taxation and investment;

•	multiple taxation due to different tax structures; and

•	the general hazards associated with the assertion of sovereignty over certain areas in which operations are conducted.

Because our reporting currency is the United States dollar, any of our operations outside the United States would face additional risks of fluctuating currency values and exchange rates, hard currency shortages and controls on currency exchange. We would be subject to the impact of foreign currency fluctuations and exchange rate charges on our reporting for results from those operations in our financial statements.

Terrorist attacks or sustained military campaigns may adversely impact our business.

The terrorist attacks that took place in the United States on September 11, 2001 were unprecedented events that have created many economic and political uncertainties, some of which may materially adversely impact our business. The continued threat of terrorism and the impact of military and other action will likely lead to continued volatility in prices for natural gas and could affect the markets for the operations of our LNG customers on which we will be dependent, as well as lead to increased costs incurred by us in implementing security measures against such threats. Furthermore, the United States government has issued public warnings that indicate that pipelines and other energy assets might be specific targets of terrorist organizations. The continuation of these developments may subject our operations to increased risks, as well as increased costs, and, depending on their ultimate magnitude, could have a material adverse effect on our business, results of operations, financial condition and prospects.

The impact of Hurricanes Katrina and Rita could have a material adverse effect on our business, financial condition and results of operations.

In August and September of 2005, Hurricanes Katrina and Rita and related storm activity, such as windstorms, storm surges, floods and tornadoes, caused extensive and catastrophic physical damage in and to coastal and inland areas located in the Gulf Coast region of the United States (parts of Texas, Louisiana, Mississippi and Alabama) and certain other parts of the southeastern United States. That damage, and the national, regional and local economic and other effects of that damage, are not yet fully assessed or known.

Construction at our Sabine Pass terminal site was temporarily suspended in connection with Hurricane Katrina, as a precautionary measure. Approximately three weeks after the occurrence of Hurricane Katrina, the terminal site was again secured and evacuated in anticipation of Hurricane Rita, the eye of which made landfall to the east of the site. No damage was caused to the site or any equipment or materials by either of these hurricanes. Nevertheless, it is possible that the storms and their collateral effects, mainly labor availability, could result in delays or cost increases for construction of our Sabine Pass terminal.

Our financial estimates are based on certain assumptions and may not be useful in determining whether to purchase any of our securities.

The financial estimates that we have included in this prospectus are based upon several assumptions and on information that we believe are reliable as of today. However, these estimates and assumptions are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond our control. Financial estimates are necessarily speculative in nature, and it should be expected that some or all of the assumptions will not materialize. Actual results will probably vary from the estimates, and the variations will likely be material and are likely to increase over time. Consequently, the inclusion of estimates in this prospectus should not be regarded as a representation by us, the initial purchaser or any other person that the estimated results will actually be achieved. Moreover, we do not intend to update or otherwise revise the estimates to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. Purchasers of securities are cautioned not to place undue reliance on the estimates contained in this prospectus. Our estimates were not prepared with a view toward compliance with published guidelines of the SEC, the American Institute of Certified Public Accountants, any other regulatory or professional body or accounting principles generally accepted in the United States or consistency with our audited financial statements. Moreover, no independent accountants compiled or examined the estimates, and, accordingly, our independent accountants do not express an opinion or any other form of assurance with respect to our estimates and assume no responsibility for, and disclaim any association with, the estimates. No independent expert has reviewed the estimates.

Risks Relating to the Notes and Our Common Stock

To service our indebtedness, we will require a significant amount of cash. We are dependent upon our subsidiaries for cash to meet our debt obligations, including the notes.

Cheniere Energy, Inc. is a holding company. Our subsidiaries conduct all of our consolidated operations and own substantially all of our consolidated assets. Consequently, our future cash flow and our ability to meet our debt service obligations, including the notes, will depend upon the cash flow of our subsidiaries and the payment of funds by our subsidiaries to us in the form of dividends, tax sharing payments or otherwise. For example, under the terms of the Sabine Pass Credit Facility, there are restrictions on the ability of Sabine Pass LNG to make payments to us. The ability of our subsidiaries to make any payments will depend on their earnings, the terms of their indebtedness, tax considerations and legal restrictions, as well as general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our subsidiaries may not generate cash flows from operations in amounts sufficient, or be able to provide funds to us on a timely basis, to enable us to pay the principal of and interest on the notes and any of our other obligations.

Our subsidiaries are separate and distinct legal entities, and they will have no obligation, contingent or otherwise, to pay the amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. Holders of the notes will not have any direct claim on the cash flows or assets of our subsidiaries.

Our subsidiaries are not guaranteeing the notes. The notes are structurally subordinated to all future liabilities of, and the claims of creditors against, our subsidiaries.

The notes are not guaranteed by any of our subsidiaries, except in limited circumstances if any of our subsidiaries in the future guarantee our other obligations. Our operations are conducted through, and substantially all of our assets are (and are expected to be continued to be) owned by, our subsidiaries. As a result, we are dependent on the earnings and cash flows from such subsidiaries to meet our obligations under the notes and to pay our other expenses. The notes are structurally subordinated to all existing and future liabilities, including trade payables, of our subsidiaries, and the claims of creditors of our subsidiaries (except any subsidiaries that may in the future guarantee our other obligations), including trade creditors, will have priority as to the assets and cash flows of our subsidiaries. It is expected that the notes will be effectively subordinated to a substantial portion (if not all) of the indebtedness incurred to finance construction and other costs of our LNG receiving terminals and other projects, including indebtedness under the Sabine Pass Credit Facility.

In the event of an insolvency, liquidation, dissolution, reorganization or similar proceeding of any of our subsidiaries, any creditors and preferred stockholders of each of these subsidiaries would be entitled to payment in full from that subsidiary’s assets and earnings before such assets and earnings may be distributed to us to service payments on the notes, except to the extent that a subsidiary has validly guaranteed the notes. Because the notes are not obligations of our subsidiaries, our rights to the assets of any of our subsidiaries upon liquidation or reorganization (and consequently the right of the note holders to participate in the distribution of the proceeds from those assets) will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, as well as any preferred shareholders.

The notes are unsecured and will be junior to any secured debt that we may issue in the future and will rank equally with all of our existing and any future unsubordinated unsecured indebtedness that we may incur.

The notes are our unsubordinated unsecured indebtedness. Accordingly, the notes are junior to any secured debt that we may issue in the future to the extent of the value of the collateral securing such obligations and rank equally with all of our existing and any future unsubordinated unsecured indebtedness that we may incur. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those assets that constitute their collateral. Holders of the notes will participate in the distribution or payment of our remaining assets ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, there may be insufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

In addition to incurring indebtedness as a result of the notes, we and our subsidiaries will still be able to incur substantially more indebtedness in the future. This could further exacerbate the risks associated with our substantial leverage.

The indenture governing the notes does not prohibit or limit us or our subsidiaries from incurring additional indebtedness, including additional senior or secured indebtedness, and other liabilities, or from pledging assets to secure such indebtedness and liabilities. In addition, we may create one or more intermediate holding companies, which may incur indebtedness. The incurrence of additional indebtedness and, in particular, the granting of a security interest to secure the indebtedness could adversely affect our ability to pay our obligations on the notes. Under the terms of the notes we may transfer all or substantially all of our assets into a wholly-owned subsidiary. That subsidiary may incur debt which would be structurally senior to the notes being offered hereby and the debt may also be guaranteed by us.

The notes are not rated.

We have no obligation, and do not intend, to have the notes rated by any rating agency. If one or more rating agencies does rate the notes and assigns the notes a rating lower than the rating expected by investors, or subsequently reduces any such rating, the market price of the notes and our common stock could be materially adversely affected.

The terms of any future debt agreements that our subsidiaries may enter into may significantly restrict the ability of our subsidiaries to make dividends to us.

The terms of our subsidiaries’ future debt agreements may significantly restrict the ability of our subsidiaries from paying dividends and otherwise transferring assets to us. In particular, the terms of any project finance indebtedness are expected to restrict significantly Freeport LNG, Sabine Pass LNG, Corpus Christi LNG, Creole Trail LNG and any other LNG receiving terminal subsidiaries from paying dividends and otherwise transferring assets to us. The agreements governing the current and future indebtedness of our subsidiaries may not permit our subsidiaries to provide us with sufficient dividends, distributions or loans to make required payments of principal and interest on the notes. The ability of our subsidiaries to make dividends and other payments to us will depend on their cash flows and earnings which, in turn, will be affected by all of the factors discussed in these “Risk Factors.”

Our substantial indebtedness could adversely affect our ability to operate our business and prevent us from fulfilling our obligations under the notes.

We have a significant amount of indebtedness, and we and our subsidiaries need to incur substantial additional indebtedness to complete the four planned LNG receiving terminals. We have total indebtedness of approximately $373.2 million (not including future indebtedness incurred for project financing, which is expected to be substantial).

Our substantial indebtedness could have important consequences to you, including:

•	making it more difficult for us to satisfy our obligations with respect to the notes;

•	limiting our ability to obtain additional financing to fund our working capital, expenditures, acquisitions, debt service requirements or for general corporate or other purposes;

•	limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service debt, including indebtedness that we may incur in the future;

•	limiting our ability to compete with other companies who are not as highly leveraged;

•	limiting our ability to react to changing market conditions in our industry and in our customers’ industries and to economic downturns;

•	limiting our flexibility in planning for, or reacting to, changes in our business and future business opportunities;

•	making us more vulnerable than a less leveraged company to a downturn in our business or in the economy;

•	limiting our ability to attract customers;

•	causing a substantial portion of our cash flow from operations to be dedicated to the repayment of our senior credit facilities indebtedness, including indebtedness that we may incur in the future, and will not be available for other purposes; and

•	resulting in a material adverse effect on our business, results of operations and financial condition if we are unable to service our indebtedness or obtain additional financing, as needed.

In addition, a substantial portion of our future borrowings may bear interest at a rate that could be adjustable and based in part on our credit ratings and LIBOR then in effect. Decreases in our credit ratings or increases in LIBOR could result in an increase in the interest rates at which we can borrow, which would increase our interest payment obligations and could have an adverse effect on us.

Our ability to satisfy our debt obligations, including the notes, will depend upon our future operating performance. Prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make payments on our debt obligations. We do not anticipate receiving continuous cash flows before 2008 when the Freeport LNG terminal is anticipated to commence terminal operations. If we cannot thereafter generate sufficient cash from operations to meet our other obligations, we may need to refinance or sell assets. In addition, before terminal operations commence, we will be relying on capacity reservation fees received under our TUAs. Our business may not generate sufficient cash flow, or we may not be able to obtain sufficient funding, to make the payments required by all of our debt, including the notes.

We may not be able to repurchase notes upon a fundamental change or upon the exercise of the holders’ options to require repurchase of the notes.

Upon the occurrence of certain fundamental changes, you will have the right to require us to repurchase your notes at a purchase price in cash equal to 100% of the principal amount of your notes plus accrued and unpaid interest, if any. Any future credit agreement or other agreements relating to indebtedness to which we become a party may contain similar provisions. In the event that we experience a fundamental change that results in us having to repurchase the notes offered hereby or upon the exercise of the holders’ options to require repurchase of the notes, we may not have sufficient financial resources to satisfy all of our obligations under the notes and our other debt instruments. Our failure to make the fundamental change offer or to pay the fundamental change purchase price when due or to make payments upon the exercise of the holders’ options to require repurchase of the notes would result in a default under the indenture governing the notes. In addition, the fundamental change feature of the notes does not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction. See “Description of the Notes—Repurchase of Notes at the Option of Holders Upon a Fundamental Change” and “Description of the Notes—Consolidation, Merger and Sale of Assets.”

Federal and state statutes allow courts, under specific circumstances, to void the notes and require note holders to return payments received from us.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the notes could be voided, or claims in respect of the notes could be subordinated to all other debts of ours if, among other things, we, at the time the indebtedness evidenced by the notes was incurred:

•	received less than reasonably equivalent value or fair consideration for the incurrence of the indebtedness; and

•	were insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

•	were engaged, or about to engage, in a business or transaction for which our remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they matured.

In addition, any payment by us could be voided and required to be returned to us, or to a fund for the benefit of our creditors. In any such case, your right to receive payments in respect of the notes from us would be effectively subordinated to all of our indebtedness and other liabilities.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent if:

•	the sum of our debts, including contingent liabilities, was greater than the fair saleable value of all of our assets;

•	the present fair saleable value of our assets were less than the amount that would be required to pay our probable liability on our total existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	we could not pay our debts as they become due.

Based upon information currently available to us, we believe that the notes are being incurred for proper purposes and in good faith and that we:

•	are solvent and will continue to be solvent after giving effect to the issuance of the notes;

•	will have enough capital to continue our business operations after the issuance of the notes; and

•	will be able to pay our debts as they become due.

There is no established trading market for the notes. Your ability to sell the notes may be limited by the absence of an active trading market, and if one develops, it may not be liquid.

There is no established trading market for the notes. Consequently, the notes will be relatively illiquid, and you may be unable to sell your notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. You may not be able to sell your notes at a particular time or at favorable prices or at all.

The liquidity of any market for the notes and the future trading prices of the notes will depend on many factors, including:

•	our operating performance and financial condition;

•	prevailing interest rates;

•	prices for our common stock;

•	the interest of securities dealers in making a market in the notes; and

•	the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes offered hereby. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of our notes.

You should consider the U.S. federal income tax consequences of owning the notes.

Investors should be aware that the conversion of notes into either cash only or a combination of cash and common stock may be fully taxable at the time of such conversion (or subject to alternative treatment different from that of conventional convertible debt instruments). These consequences may be materially different from the consequences that may be expected by investors in considering other convertible debt investments. Investors considering the purchase of notes are urged to consult with their own tax advisors concerning such consequences and the potential impact in their particular circumstances. The material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes are summarized in this prospectus under the heading “Material U.S. Federal Income Tax Considerations.”

We expect that the trading value of the notes will be significantly affected by the price of our common stock and other factors.

The market price of the notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities.

Conversion of the notes and issuance of the BPU Shares may affect the trading price of our common stock.

The conversion of some or all of the notes and any sales in the public market of the shares of common stock issuable upon such conversion or the BPU Shares could adversely affect the prevailing market price of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress our common stock price.

Upon conversion of the notes, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock. Therefore, holders of the notes may receive no shares of our common stock or fewer shares than they may expect.

To satisfy our conversion obligation to holders, we have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock. If we elect not to settle in shares of our common stock, for example, we will deliver cash in an amount equal to the lesser of the principal amount of the note and the conversion value of the note and, to the extent the conversion value is greater than the principal amount of the note, the remainder of our conversion obligation can be satisfied in cash, shares of common stock or a combination of the two. Accordingly, upon conversion of a note, holders may not receive any shares of common stock, or they might receive fewer shares of common stock than they may expect.

Before conversion, holders of the notes will not be entitled to any stockholder rights with respect to our common stock, but holders will be subject to all changes affecting our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but holders will be subject to all changes affecting the common stock. A holder will only be entitled to rights with respect to the common stock if and when we deliver shares of common stock to the holder upon conversion of its notes. For example, in the event that an amendment is proposed to our restated certificate of incorporation or amended and restated by-laws, each as amended, requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date, the holders of the notes will not be entitled to vote on the amendment, although they will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Our common stock has experienced, and may continue to experience, significant price volatility.

The trading price of our common stock has been, and may continue to be, subject to large fluctuations, which may result in losses to investors. Our stock price may increase or decrease in response to a number of events, including:

•	our progress, or lack thereof, with respect to the development of our LNG receiving terminals;

•	trends in our industry and the markets in which we operate;

•	changes in financial estimates and recommendations by securities analysts;

•	acquisitions and financings;

•	quarterly variations in operating results;

•	the operating and stock price performance of other companies that investors may deem comparable; and

•	purchases or sales of blocks of our common stock.

This volatility may adversely affect the price of our common stock regardless of our operating performance.

Common stock eligible for future sale may cause the market price for our common stock to drop significantly, even if our business is performing well.

If our existing stockholders sell our common stock in the market in connection with or following this offering, or if there is a perception that significant sales may occur, the market price of our common stock could drop significantly. In such case, our ability to raise additional capital in the financial markets at a time and price favorable to us might be impaired. In order to finance all of our LNG receiving terminal development projects, we anticipate that we will have to issue additional shares of our common stock in the future, in public underwritten offerings or in other types of transactions. If we are unable to do so because of a decline in our stock price or market conditions generally, our business, results of operations, financial condition and prospects could be materially adversely affected.

Additional issuances of common stock will also dilute the ownership percentages of existing stockholders and their share of any future earnings. Our board of directors has the authority to issue additional shares of our authorized but unissued common stock without the approval of our stockholders. We will have no obligation to consider the interests of the holders of the notes in connection with any such issuance.

Our rights agreement, certain provisions of our restated certificate of incorporation and amended and restated by-laws, each as amended, and certain provisions of Delaware law and the notes offered hereby could limit another party’s ability to acquire us.

Our rights agreement, certain provisions of our restated certificate of incorporation and amended and restated by-laws, each as amended, and the provisions of Delaware law described below under “Description of Capital Stock,” individually or collectively, may make it difficult for another company to acquire control of us, even if the transaction would result in the stockholders receiving a premium for their shares over current market prices. Certain provisions of the notes may also have a similar effect.

We have entered into share option transactions and may enter into other transactions that may affect the value of the notes.

We have entered into share option transactions on our common stock with certain affiliates of the initial purchaser to hedge the market risks associated with our obligations under the notes. Although we have entered into share option transactions on our common stock, we believe that certain affiliates of the initial purchaser have taken positions in our common stock in secondary market transactions or have entered into various derivative transactions. Such hedging arrangements could increase or decrease the price of our common stock. Affiliates of the initial purchaser are likely to modify their hedge positions from time to time prior to and around the time of conversion or maturity of the notes by purchasing and selling shares of our common stock, our other securities or other instruments that they may wish to use in connection with such hedging. Such activity may affect the market price of our common stock.

We may acquire shares of common stock and enter into other transactions or arrangements to purchase or sell our common stock during the term of the notes. Depending on, among other things, future market conditions and the aggregate amount and composition of such transactions or arrangements, the aggregate amount of any such acquisitions are likely to vary over time.

The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part upon market conditions and cannot be ascertained at this time, but any of these activities could materially and adversely affect the value of our common stock and the value of the notes.

Risks Relating to Our U.S. Oil and Gas Exploration and Production Business

Our oil and gas exploration and production business is not expected to generate a material portion of our revenues. We have not included any risk factors relating to our oil and gas exploration and production business in this prospectus. For information about the risks associated with our oil and gas exploration and production business, we refer you to the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference into this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

From our inception through June 30, 2005, we have reported losses. Thus our earnings have been inadequate to cover fixed charges. The coverage deficiency was $1,508,000 in 2000, $8,857,000 in 2001, $3,468,000 in 2002, $858,000 in 2003, $23,226,000 in 2004 and $9,800,000 and $18,795,000 for the six-month periods ended June 30, 2004 and 2005, respectively.

The ratios were computed by dividing earnings by fixed charges. For this purpose, “earnings” represent the aggregate of (a) pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees and (e) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges, net of (a) interest capitalized and (b) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. “Fixed charges” represent the sum of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness and (c) an estimate of the interest within rental expense.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

As of August 1, 2005, there were 53,903,374 shares of our common stock outstanding, held by approximately 5,200 holders, including shares held in street name. Our common stock is traded on the AMEX under the symbol “LNG.”

The following table sets forth, for the periods indicated, the high and low closing sales price for shares of our common stock, as reported on the AMEX and as adjusted for the two-for-one stock split declared by us in April 2005. The closing sales price of our common stock on the AMEX on August 3, 2005 was $36.01 per share.

	Price Ranges
	High	Low
2005
Third Quarter (through August 3, 2005)	$36.01	$31.38
Second Quarter	$34.95	$26.00
First Quarter	$39.46	$30.98
2004
Fourth Quarter	$32.35	$10.07
Third Quarter	$10.42	$8.13
Second Quarter	$10.42	$5.54
First Quarter	$9.54	$5.56
2003
Fourth Quarter	$5.95	$2.53
Third Quarter	$3.02	$2.15
Second Quarter	$2.55	$0.70
First Quarter	$0.80	$0.60

We have not paid cash dividends on our common stock and do not anticipate paying dividends in the foreseeable future. Our board of directors currently intends to retain any future earnings for reinvestment in our business. In any event, any determination to pay dividends will be at the discretion of our board of directors and will be dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory and any contractual restrictions on the payment of dividends and any other factors that our board of directors deems relevant.

NO PROCEEDS

The securities to be offered and sold using this prospectus will be offered and sold by the selling security holders named in this prospectus or in any supplement to this prospectus. We will not receive any proceeds from the sale of securities or conversion of the notes. The shares of our common stock offered by this prospectus are the BPU Shares and those shares issuable upon conversion of the notes.

SELLING SECURITY HOLDERS

On July 27, 2005, we issued and sold a total of $325,000,000 aggregate principal amount of the notes in a private placement to Credit Suisse First Boston LLC (which we sometimes refer to as the “initial purchaser” in this prospectus). The initial purchaser has advised us that it resold all of the notes in transactions exempt from the registration requirements of the Securities Act, to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) in compliance with Rule 144A. The selling security holders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any and all of the notes and the shares of our common stock issuable upon conversion of the notes.

The notes and shares of our common stock to be issued upon conversion of the notes are being registered pursuant to a registration rights agreement between us and the initial purchaser. In that agreement, we undertook to file a registration statement with regard to the notes and shares of our common stock issuable upon conversion of the notes and, subject to certain exceptions, to keep that registration statement effective for up to two years. The registration statement to which this prospectus relates is intended to satisfy our obligations under that agreement.

On February 8, 2005, we issued the 2,000,000 BPU Shares (as adjusted for the two-for-one stock split declared by us in April 2005) in a private placement in connection with a merger of one of our affiliates with and into an affiliate of BPU. BPU, as a selling security holder, may from time to time offer and sell pursuant to this prospectus any and all of the BPU Shares.

The BPU Shares are being registered pursuant to a piggy-back registration rights agreement between us and BPU, pursuant to which we agreed to provide prompt notice to BPU of our intention to register any of our common stock (other than pursuant to a registration on Form S-4 or Form S-8). Consistent with that agreement, we gave written notice to BPU of our intention to register the common stock issuable upon conversion of the notes in a shelf registration statement, of which this prospectus is a part, with the SEC. As permitted by the piggy-back registration rights agreement, BPU requested that we include the BPU Shares in the proposed registration statement and, subject to certain exceptions, keep that registration statement effective for up to 90 days. The registration statement to which this prospectus relates is intended to satisfy our obligations under that piggy-back registration rights agreement.

The selling security holders named below have advised us that they currently intend to sell the notes and shares of our common stock set forth below pursuant to this prospectus. Additional selling security holders may choose to sell notes and shares of our common stock from time to time upon notice to us. Except as noted in the table below, the selling security holders named below have not, within the past three years, held any position, office or other material relationship with us or any of our predecessors or affiliates.

Unless the securities were purchased pursuant to this registration statement, before a security holder not named below may use this prospectus in connection with an offering of securities, this prospectus will be amended to include the name and amount of notes and common stock beneficially owned by the selling security holder and the amount of notes and common stock to be offered. Any amended prospectus will also disclose whether any selling security holder selling in connection with that amended prospectus has held any position, office or other material relationship with us or any of our predecessors or affiliates during the three years prior to the date of the amended prospectus.

The following table is based solely on information provided by the selling security holders. This information represents the most current information provided to us by the selling security holders.

	Amount of Notes Beneficially Owned ($)	Percentage of Notes Beneficially Owned	Amount of Notes to be Sold ($)(1)	Number of Shares of Common Stock Beneficially Owned(2)(3)	Number of Shares of Common Stock that may be Sold(1)(3)	Number of Shares of Common Stock Upon Completion of Offering (1)
Allstate Insurance Company (4)	$500,000	*	$500,000	14,116	14,116	0
Acorn Overseas Securities Co.	70,000	*	70,000	11,576	1,976	9,600
Bass Holdings Ltd.	1,470,000	*	1,470,000	41,501	41,501	0
Basso Fund Ltd.	390,000	*	390,000	11,010	11,010	0
Basso Multi-Strategy Holding Fund Ltd.	1,140,000	*	1,140,000	32,185	32,185	0
BBT Fund, L.P.	738,000	*	738,000	144,499	20,835	123,664
BNP Paribas Arbitrage (4)	500,000	*	500,000	14,116	14,116	0
BNP Paribas Equity Strategies, SNC (4)	333,000	*	333,000	13,564	9,401	4,163
Canyon Capital Arbitrage Master Fund, Ltd. (4)	165,000	*	165,000	4,658	4,658	0
Canyon Value Realization Fund, L.P. (4)	85,000	*	85,000	2,399	2,399	0
Canyon Value Realization MAC 18, Ltd. (RMF) (4)	25,000	*	25,000	705	705	0
Clinton Multistrategy Master Fund, Ltd.	3,920,000	1.2%	3,920,000	110,671	110,671	0
Concentrated Alpha Partners, L.P.	437,000	*	437,000	85,697	12,337	73,360
Convertible Securities Fund	13,000	*	13,000	367	367	0
CopperNeff Convertible Strategies (Cayman) Master Fund, LP	76,000	*	76,000	2,145	2,145	0
Credit Suisse First Boston LLC (5)	12,500,000	3.8%	12,500,000	352,907	352,907	0
CSS, LLC (5)	1,500,000	*	1,500,000	42,348	42,348	0
DBAG London (4)	5,877,000	1.8%	5,877,000	165,922	165,922	0
Doma Master Fund, L.P.	5,500,000	1.7%	5,500,000	155,279	155,279	0
Eton Park Fund, L.P.	3,500,000	1.1%	3,500,000	98,814	98,814	0
Eton Park Master Fund, Ltd.	6,500,000	2.0%	6,500,000	183,511	183,511	0
Empyrean Capital Fund, LP	2,416,400	*	2,416,400	68,221	68,221	0
Empyrean Capital Overseas Benefit Plan Fund, LTD	466,200	*	466,200	13,162	13,162	0
Empyrean Capital Overseas Fund, LTD	4,117,400	1.3%	4,117,400	116,244	116,244	0
Fore Convertible Master Fund, Ltd.	12,000,000	3.7%	12,000,000	338,791	338,791	0
Fore Erisa Fund, Ltd	3,000,000	*	3,000,000	84,697	84,697	0
Fore Multi Strategy Master Fund, Ltd	4,000,000	1.2%	4,000,000	112,930	112,930	0
Frontpoint Convertible Arbitrage Fund, LP	3,000,000	*	3,000,000	84,697	84,697	0
Geode US Convertible Arbitrage Fund	3,000,000	*	3,000,000	84,697	84,697	0
GLG Global Convertible Fund	4,500,000	1.4%	4,500,000	127,046	127,046	0
GLG Global Convertible UCITS Fund	5,500,000	1.7%	5,500,000	155,279	155,279	0
GLG Market Neutral Fund	10,000,000	3.1%	10,000,000	282,326	282,326	0
Grace Convertible Arbitrage Fund, Ltd.	3,500,000	1.1%	3,500,000	98,814	98,814	0
Guggenheim Portfolio Company XII LLC	900,000	*	900,000	189,409	25,409	164,000

	Amount of Notes Beneficially Owned ($)	Percentage of Notes Beneficially Owned	Amount of Notes to be Sold ($)(1)	Number of Shares of Common Stock Beneficially Owned(2)(3)	Number of Shares of Common Stock that may be Sold(1)(3)	Number of Shares of Common Stock Upon Completion of Offering (1)
Guggenheim Portfolio Company XXXI, LLC	800,000	*	800,000	22,586	22,586	0
Guggenheim Portfolio Company VIII (Cayman), Ltd (4)	2,000,000	*	2,000,000	56,465	56,465	0
HBFT LLC	125,000	*	125,000	3,529	3,529	0
HBMC LLC	750,000	*	750,000	21,174	21,174	0
Highbridge International LLC	24,125,000	7.4%	24,125,000	681,111	681,111	0
Kamunting Street Master Fund, LTD	500,000	*	500,000	14,116	14,116	0
KBC Financial Products USA, Inc. (5)	1,000,000	*	1,000,000	28,232	28,232	0
Kellogg Capital Group LLC (5)	1,250,000	*	1,250,000	35,290	35,290	0
LDG Limited	110,000	*	110,000	3,105	3,105	0
Levco Alternative Fund, Ltd. (4)	8,425,000	2.6%	8,425,000	848,559	237,859	610,700
Linden Capital LP	19,400,000	6.0%	19,400,000	547,712	547,712	0
Luxor Capital Partners, LP	9,450,000	2.9%	9,450,000	520,388	266,798	253,590
Luxor Capital Partners Offshore, Ltd.	11,550,000	3.6%	11,550,000	636,357	326,086	310,271
Lyxor/Convertible Arbitrage Fund Limited	25,000	*	25,000	705	705	0
Lyxor/JLC Fund, Ltd (4)	344,000	*	344,000	34,712	9,712	25,000
Lyxor/Quest Fund Ltd.	1,750,000	*	1,750,000	49,407	49,407	0
Man Mac I Limited	5,000,000	1.5%	5,000,000	141,163	141,163	0
MSS Convertible Arbitrage Fund	80,000	*	80,000	2,258	2,258	0
Nations Convertible Securities Fund	1,987,000	*	1,987,000	56,098	56,098	0
Perry Partners International, Inc.	16,495,000	5.1%	16,495,000	3,024,050	465,696	2,558,354
Perry Partners, L.P.	7,505,000	2.3%	7,505,000	1,285,418	211,885	1,073,533
Purchase Associates, L.P. (4)	517,000	*	517,000	51,996	14,596	37,400
Purchase Associates II, L.P. (4)	714,000	*	714,000	72,058	20,158	51,900
Quest Global Convertible Master Fund Ltd.	750,000	*	750,000	21,174	21,174	0
QVT Fund LP	11,623,000	3.6%	11,623,000	328,147	328,147	0
Radcliffe SPC, Ltd Convertible Crossover Segregated Portfolio	11,000,000	3.4%	11,000,000	310,558	310,558	0
Seneca Capital International Ltd.	12,000,000	3.7%	12,000,000	2,406,291	338,791	2,067,500
Seneca Capital L.P.	6,000,000	1.8%	6,000,000	863,395	169,395	694,000
Seneca Capital II LP	30,000	*	30,000	4,746	846	3,900
Singlehedge US Convertible Arbitrage Fund	29,000	*	29,000	818	818	0
Sphinx Convertible Arbitrage (Clinton) Segregated Portfolio	1,080,000	*	1,080,000	30,491	30,491	0
Sphinx Fund	519,000	*	519,000	14,652	14,652	0
SRI Fund, L.P.	75,000	*	75,000	14,693	2,117	12,576
Sunrise Partners Limited Partnership (4)	4,850,000	1.5%	4,850,000	136,928	136,928	0
Sutton Brook Capital Portfolio LP	16,000,000	4.9%	16,000,000	451,721	451,721	0
The Canyon Value Realization Fund (Cayman), Ltd (4)	225,000	*	225,000	6,352	6,352	0
The Northwestern Mutual Life Insurance Company (4)	1,000,000	*	1,000,000	28,232	28,232	0
Tribeca Global Convertible Investments Ltd. (4)	3,000,000	*	3,000,000	84,697	84,697	0
TQA Master Fund	3,006,000	*	3,006,000	84,867	84,867	0
TQA Master Plus Fund	5,385,000	1.7%	5,385,000	152,032	152,032	0
UBS AG London (4)	11,500,000	3.5%	11,500,000	324,674	324,674	0
Vicis Capital Master Fund	12,000,000	3.7%	12,000,000	338,791	338,791	0
Whitebox Diversified Convertible Arbitrage Partners LP	800,000	*	800,000	22,586	22,586	0
ZLP Master Opportunity Fund, Ltd.	7,500,000	2.3%	7,500,000	211,744	211,744	0

	Amount of Notes Beneficially Owned ($)	Percentage of Notes Beneficially Owned	Amount of Notes to be Sold ($)(1)	Number of Shares of Common Stock Beneficially Owned(2)(3)		Number of Shares of Common Stock that may be Sold(1)(3)		Number of Shares of Common Stock Upon Completion of Offering (1)
Zurich Institutional Bechmark Master Fund	628,000	*	628,000	17,730		17,730		0

Unidentified Selling Security Holders (6)	459,000	*	459,000	12,958		12,958		0
SUB-TOTAL	325,000,000	100%	325,000,000	17,249,069		9,175,558		8,073,511
BPU Associates, LLC (7)	0	0%	0	2,000,000	(8)	2,000,000	(8)	0

TOTAL	$325,000,000	100%	$325,000,000	19,249,069		11,175,558		8,073,511

*	Less than 1%
(1)	Because the selling security holders may sell all or a portion of any notes held by them, common stock issuable upon conversion of the notes and any BPU Shares held by them pursuant to this prospectus, an estimate cannot be given as to the number or percentage of notes and common stock that the selling security holders will hold upon execution of any sales. The information presented assumes that all of the selling security holders will fully convert any notes held by them and that the selling security holders will sell all shares of our common stock that they received pursuant to such conversion and all BPU Shares held by them.
(2)	Includes the BPU Shares and shares of common stock issuable upon conversion of the notes.
(3)	Includes the theoretical maximum number of shares of common stock which may be issued upon the conversion of the full amount of notes held by such holder at the initial conversion price of $35.42, which equals a conversion rate of 28.2326 shares per $1,000 principal amount of the notes. This conversion price is subject to adjustment as described under “Description of the Notes—Conversion of Notes.” Accordingly, the number of shares of our common stock to be sold may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any.
(4)	This selling security holder has identified itself as an affiliate of a registered broker-dealer and has represented to us that such selling security holder acquired its notes or underlying common stock in the ordinary course of business and, at the time of the purchase of the notes or the underlying common stock, such selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock. To the extent that we become aware that such selling security holder did not acquire its notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act.
(5)	This selling security holder has identified itself as a registered broker-dealer and, accordingly, under the interpretations of the SEC, is an “underwriter” within the meaning of the Securities Act. Please see “Plan of Distribution” for required disclosure regarding these selling security holders.
(6)	Information about other selling security holders will be set forth in one or more prospectus supplement or amendments, if required. Assumes that any other holders of notes, or any future transferees, pledges, donees or successors of or from any such holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rates.
(7)	Immediately prior to the merger in which the BPU Shares were issued, the affiliate of BPU into which one of our affiliates merged held a one-third limited partner interest in Corpus Christi LNG, L.P., one of our indirect subsidiaries. As a result of that merger, our subsidiaries hold 100% of the general and limited partner interests in Corpus Christi LNG, L.P. The BPU Shares will not be offered or sold, including pursuant to the registration statement of which this prospectus is a part, until and unless the conditions set forth in Section 7.11 of the Agreement and Plan of Merger, dated February 8, 2005, by and among Cheniere LNG, Inc., Cheniere Acquisition, LLC, BPU Associates, LLC and BPU LNG, Inc. have been satisfied.
(8)	Adjusted for the two-for-one stock split declared by us in April 2005.

Selling security holders who are registered broker-dealers are “underwriters” within the meaning of the Securities Act. In addition, selling security holders who are affiliates of registered broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act if such selling security holder (a) did not acquire its notes or underlying common stock in the ordinary course of business or (b) had any agreement or understanding, directly or indirectly, with any person to distribute the notes or underlying common stock. To our knowledge, no selling security holder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.

DESCRIPTION OF THE NOTES

We issued the notes under an indenture, dated as of July 27, 2005, between us and The Bank of New York, as trustee. The notes and the shares issuable upon conversion of the notes, if any, are covered by a registration rights agreement. The following description is only a summary of the material provisions of the notes, the indenture and the registration rights agreement. It does not purport to be complete. We urge you to read these documents in their entirety because they, and not this description, define the rights of holders of the notes. You may request copies of these documents from us upon written request at our address, which is listed in this prospectus under “Where You Can Find More Information and Incorporation of Certain Documents by Reference.” For purposes of this section, references to “we,” “us,” “our” and “Cheniere” refer solely to Cheniere Energy, Inc., and not to its subsidiaries.

General

The Notes

The notes:

•	are limited to $325,000,000 aggregate principal amount;

•	mature on August 1, 2012, unless earlier converted by holders, redeemed at our option or purchased by us at the option of holders;

•	bear interest at a rate of 2.25% per annum on the principal amount, payable semi-annually, in arrears, on each February 1 and August 1, beginning on February 1, 2006, to the holders of record at the close of business on the preceding January 15 and July 15, respectively;

•	are convertible into shares of our common stock (or cash or a combination of cash and shares of common stock, if we so elect) at an initial conversion rate of 28.2326 shares of our common stock per $1,000 principal amount of notes (which represents a conversion price of approximately $35.42 per share of common stock) subject to adjustments as described below under “—Conversion of Notes.” In addition, at any time on or before the 11th trading day preceding the maturity date, we may irrevocably elect to satisfy our conversion obligation with respect to the principal amount of the notes to be converted in cash, with any remaining amount to be satisfied, at our option, in cash, common stock or a combination of both, as described under “—Conversion of Notes—Right to Irrevocably Elect Net Share Settlement Upon Conversion;”

•	are redeemable by us on or before August 1, 2012, in whole or in part, at a redemption price equal to $1,000 in cash per $1,000 principal amount of notes to be redeemed, plus any accrued and unpaid interest (including additional interest, if any) and an additional “coupon make-whole” payment described under “—Provisional Redemption” if (i) in the previous ten trading days ending on the trading day before the date of the mailing of the provisional redemption notice the volume weighted average price of our common stock exceeds 150% of the conversion price for at least five consecutive trading days, and (ii) the shelf registration statement covering resales of the notes and the common stock issuable upon conversion of the notes is effective and available for use and is expected to remain effective and available for use for the 30 days following the provisional redemption date, unless registration is no longer required;

•	are subject to repurchase by us for cash at the option of the holders upon the occurrence of a “fundamental change” (as defined below under “—Repurchase of Notes at the Option of Holders Upon a Fundamental Change”), at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest (including additional interest), if any, to, but not including, the repurchase date as described below under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change;” and

•	are represented by one or more registered securities in global form as described below under “—Book-Entry Delivery and Form.”

The indenture does not contain any financial covenants and does not restrict us or our subsidiaries from paying dividends, incurring additional senior indebtedness or any other indebtedness or issuing or repurchasing securities. The indenture contains no covenants or other provisions to afford protection to holders of notes in the event of highly leveraged transactions or a fundamental change of Cheniere, except to the extent described under “—Repurchase of Notes at the Option of Holders Upon a Fundamental Change” and “—Consolidation, Merger and Sale of Assets.”

The notes are our general unsubordinated unsecured obligations, ranking equally in right of payment to all of our existing and future unsubordinated unsecured indebtedness, and senior in right of payment to any of our future indebtedness that is expressly subordinated to the notes. We currently do not have any subordinated indebtedness issued or outstanding. The notes are junior in right of payment to all of our secured indebtedness to the extent of the value of the collateral securing those obligations and structurally subordinated in right of payment to all indebtedness and liabilities of our subsidiaries, including trade credit.

If we issue debt securities, and any of our subsidiaries guarantee such debt securities, such subsidiaries will also be required to guarantee the notes on an unsubordinated unsecured basis to the same extent they guaranteed such other debt securities.

No sinking fund is provided for the notes.

We will maintain an office where the notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the notes are issuable only in fully registered book-entry form, without coupons, in denominations of $1,000 principal amount and multiples thereof, and are represented by one or more global securities. We may pay interest by check mailed to each holder at its address as it appears in the notes register; provided, however, that holders with notes in an aggregate principal amount in excess of $2.0 million will be paid, at their written election, by wire transfer of immediately available funds; provided further, however, that payments to The Depository Trust Company, New York, New York, which we refer to as “DTC,” will be made by wire transfer of immediately available funds to the account of DTC or its nominee. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Neither we nor the registrar nor the trustee is required to exchange or register a transfer of:

•	any notes for a period of 15 days before any mailing of a redemption notice; or

•	any notes that have been called for redemption or for which the holder has delivered, and not validly withdrawn, a fundamental change repurchase notice, except, in the case of a partial redemption or repurchase, that portion of the notes not being redeemed or repurchased.

The material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes are summarized in this prospectus under the heading “Material U.S. Federal Income Tax Considerations.”

Structural Subordination

We are a holding company that derives substantially all of its income from its operating subsidiaries. The notes are structurally subordinated to all indebtedness and other liabilities, including trade payables and debt, and preferred stock incurred or issued by our subsidiaries. The indenture governing the notes does not place any limit on the amount of liabilities, including trade payables and debt, or preferred stock, that our subsidiaries may issue, guarantee or otherwise incur.

Interest

The notes bear interest at a rate of 2.25% per annum on the principal amount from July 27, 2005. We pay interest semi-annually, in arrears, on February 1 and August 1 of each year, beginning on February 1, 2006, subject to limited exceptions if the notes are converted prior to the relevant interest payment date. Interest will be paid to the holders of record at the close of business on the January 15 and July 15, as the case may be, immediately preceding the relevant interest payment date; provided, however, that interest will be paid on the maturity date to a person other than the holder of record on the record date or, in connection with a redemption at our option or repurchase at the option of the holders, on the redemption date or repurchase date, as the case may be, if it is after a record date but on or before the corresponding interest payment date. In any such case, we will pay the accrued and unpaid interest only to the person to whom we pay the principal amount.

Interest on the notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from July 27, 2005. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest will cease to accrue on a note upon its maturity, conversion, repurchase by us at the option of a holder or redemption.

Conversion of Notes

General

A holder may convert its notes, in whole or in part, into shares of our common stock at any time prior to the close of business on the business day immediately preceding the maturity date of the notes, unless we have redeemed or purchased those notes. As used in this prospectus, “common stock” means the common stock, par value $0.003 per share, of Cheniere Energy, Inc., including the rights related to our common stock pursuant to our rights agreement. Upon conversion, we may choose to deliver, in lieu of our common stock, cash or a combination of cash and common stock, as described under “—Settlement Upon Conversion.” Holders may only convert notes with a principal amount of $1,000 or an integral multiple of $1,000. The conversion rate with respect to a note is initially 28.2326 shares of our common stock per $1,000 principal amount. The conversion price of a note is equal to $1,000 divided by the then applicable conversion rate at the time of determination. The conversion rate is subject to adjustment as described below under “—Conversion Rate Adjustments.” Accordingly, an adjustment to the conversion rate will result in a corresponding adjustment to the conversion price. The initial conversion price for the notes is approximately $35.42 per share.

The shares issuable upon conversion will be delivered through the conversion agent as soon as practicable following the conversion date. No fractional shares will be issued upon conversion; in lieu thereof, a holder that would otherwise be entitled to fractional shares of our common stock will receive a cash amount based on the applicable stock price of our common stock on the trading day immediately before the conversion date.

If a holder exercises its right to require us to repurchase its notes as described below under “—Repurchase of Notes at the Option of Holders Upon a Fundamental Change,” such holder may convert its notes into shares of our common stock only if it withdraws its applicable repurchase notice in accordance with the indenture or if we default in the payment of the repurchase price.

Settlement Upon Conversion

Except to the extent we have irrevocably elected to make a cash payment of principal upon conversion (as described under “—Right to Irrevocably Elect Net Share Settlement Upon Conversion”), we may, in lieu of delivery of shares of our common stock in satisfaction of our obligation upon conversion of notes, elect to deliver cash or a combination of cash and shares of our common stock.

Except to the extent we have irrevocably elected to make a cash payment of principal upon conversion, we will inform the holders through the trustee of the method we choose to satisfy our obligation upon conversion:

•	in respect of notes to be converted during the period beginning 10 trading days preceding the maturity date and ending one trading day preceding the maturity date, no later than 11 trading days preceding the maturity date; and

•	in all other cases, no later than two trading days following the conversion date.

Except to the extent that we have irrevocably elected to make a cash payment of principal upon conversion, if we do not give any notice within the time periods described as to how we will settle the conversion obligation, we will satisfy our conversion obligation only in shares of our common stock (and cash in lieu of fractional shares). If we choose to satisfy any portion of our conversion obligation in cash, we will specify the amount to be satisfied in cash either as a percentage of the conversion obligation or as a fixed dollar amount. We will treat all holders converting on the same trading day in the same manner. We will not, however, have any obligation to settle our conversion obligations arising on different trading days in the same manner. For example, we may choose on one trading day to settle in shares of our common stock only and choose on another trading day to settle in cash or a combination of cash and shares of our common stock.

Except to the extent we have irrevocably elected to make a cash payment of principal upon conversion and unless you are converting your notes in connection with a redemption or during the period beginning 10 trading days preceding the maturity date and ending one trading day preceding the maturity date, if we elect to satisfy any portion of our conversion obligation in cash (other than cash in lieu of fractional shares), you may retract your conversion notice at any time during the two trading day period beginning on the trading day after we have notified the trustee of the method of settlement. We refer to this period as the conversion retraction period. You cannot retract your conversion notice if: (a) we have irrevocably elected to make a cash payment of principal upon conversion before you delivered your conversion notice; (b) you are converting your notes in connection with a redemption; (c) you are converting your notes during the period beginning 10 trading days preceding the maturity date and ending one trading day preceding the maturity date; or (d) we do not elect to satisfy any portion of our conversion obligation in cash (other than cash in lieu of fractional shares).

Settlement solely in shares of our common stock will occur as soon as practicable after we notify the trustee that we have chosen this method of settlement. Settlement in cash or in a combination of cash and shares of our common stock will occur on the second trading day following the final trading day of the “cash settlement averaging period” (as defined below). Such day will be the 11th trading day following the receipt by us of your conversion notice (if you do not retract your conversion notice and assuming you have satisfied all other conversion requirements), unless conversion is:

•	in connection with a redemption, in which case such day will be the redemption date;

•	during the period beginning 10 trading days preceding the maturity date and ending one trading day preceding the maturity date, in which case such day will be the maturity date (whether or not we have irrevocably elected to make a cash payment of principal upon conversion); or

•	after we have irrevocably elected to make a cash payment of principal upon conversion, in which case such day will be the seventh trading day following the receipt by us of your conversion notice; provided, however, that if we have irrevocably elected to make a cash payment of principal upon conversion and conversion is during the period beginning 10 trading days preceding the maturity date and ending one trading day preceding the maturity date, such day will be the maturity date.

The settlement amount will be computed as follows:

(1) If we elect to satisfy the entire conversion obligation in shares of our common stock, we will deliver to the holder a number of shares of our common stock equal to (i) the aggregate principal amount of notes to be converted divided by 1,000 and multiplied by (ii) the applicable conversion rate (plus cash in lieu of fractional shares).

(2) If we elect to satisfy the entire conversion obligation in cash, we will deliver to the holder cash in an amount equal to the product of:

•	a number equal to (i) the aggregate principal amount of notes to be converted divided by 1,000 and multiplied by (ii) the applicable conversion rate; and

•	the “applicable stock price” (as defined below).

(3) If we elect to satisfy the conversion obligation in a combination of cash and shares of our common stock, we will deliver to the holder:

•	cash in an amount equal to (i) the fixed dollar amount per $1,000 principal amount of notes (which fixed dollar amount will be specified in the notice regarding the chosen method of settlement) multiplied by the quotient of the aggregate principal amount of notes to be converted divided by 1,000, or (ii) the percentage of the conversion obligation to be paid in cash (which percentage will be specified in the notice regarding the chosen method of settlement) multiplied by the amount of cash that would be calculated pursuant to clause (2) above, as the case may be, which is referred to as the cash amount; and

•	a number of shares of our common stock equal to (a) (i) the aggregate principal amount of notes to be converted divided by 1,000 and multiplied by (ii) the applicable conversion rate minus (b) the cash amount per $1,000 principal amount of notes divided by the applicable stock price.

The “applicable stock price” means, in respect of a conversion date, the arithmetic average of the daily volume-weighted average prices of our common stock over the five trading-day period, which is referred to as the cash settlement-averaging period:

•	ending on the second trading day preceding the redemption date, if we have called the notes for redemption;

•	ending on the second trading day preceding the maturity date, with respect to conversion notices received during the period beginning 10 trading days preceding the maturity date and ending one trading day preceding the maturity date (whether or not we have irrevocably elected to make a cash payment of principal upon conversion);

•	beginning on the trading day following the receipt by us of your conversion notice, if we have irrevocably elected to make a cash payment of principal upon conversion; provided, however, that if we have irrevocably elected to make a cash payment of principal upon conversion and you submit your conversion notice during the period beginning 10 trading days preceding the maturity date and ending one trading day preceding the maturity date, the cash settlement averaging period shall end on the second trading day preceding the maturity date; and

•	beginning on the trading day following the final trading day of the conversion retraction period, in all other cases.

The daily “volume-weighted average price,” shall equal the daily volume-weighted average price for our common stock on the AMEX, during the period beginning at 9:30:01 a.m., New York City time (or such other time as is the official open of trading at the AMEX) and ending at 4:00:00 p.m., New York City time (or such other time as is the official close of trading at the AMEX), as reported by Bloomberg Financial Services through its “Volume at Price” (LNG A [Equity] VAP [Go]) functions. The volume-weighted average price will be rounded to the nearest whole cent.

We will make adjustments to the applicable market price in accordance with the indenture to account for the occurrence of certain events during the cash settlement-averaging period.

Right to Irrevocably Elect Net Share Settlement Upon Conversion

At any time on or before the 11th trading day preceding the maturity date, we may irrevocably elect to satisfy in cash our conversion obligations with respect to the principal amount of the notes to be converted after the date of such election, with any remaining amount to be satisfied in cash, shares of our common stock, or a combination of both. Such election would be in our sole discretion without the consent of the holders of notes. If we make such election, we will notify the trustee and the holders of notes at their addresses shown in the register of the registrar.

The settlement amount will be computed as follows:

(1) a cash amount equal to the lesser of (a) the aggregate principal amount of the notes to be converted or (b) the product of (i) a number equal to (A) the aggregate principal amount of notes to be converted divided by 1,000 and multiplied by (B) the applicable conversion rate and (ii) the applicable stock price; and

(2) (a) if we elect to satisfy any remaining amount in shares of our common stock, we will deliver to the holder a number of shares of our common stock equal to (i) (A) the aggregate principal amount of notes to be converted divided by 1,000 and multiplied by (B) the applicable conversion rate minus (ii) the cash amount per $1,000 principal amount of notes divided by the applicable stock price, plus cash in lieu of fractional shares:

(b) if we elect to satisfy any remaining amount in cash, we will deliver to the holder cash in an amount equal to the product of:

(i) a number equal to (A) the aggregate principal amount of notes to be converted divided by 1,000 and multiplied by (B) (1) the applicable conversion rate minus (2) $1,000 divided by the applicable stock price; and

(ii) the applicable stock price; and

(c) if we elect to satisfy any remaining amount in a combination of cash and shares of our common stock, we will deliver to the holder such combination in the respective amounts calculated in a manner comparable to that used to settle any conversion (as described above), and with the amount of cash specified by us as contemplated in connection with any such conversion.

Payment Upon Conversion Upon a Fundamental Change

We must give notice of each fundamental change to all record holders and to the trustee on a date (the “effective notice date”) that is within 10 trading days after the effective date of the fundamental change. If a holder converts its notes at any time beginning at the opening of business on the effective notice date and ending at the close of business on the second trading day immediately preceding the related fundamental change repurchase date corresponding to such fundamental change, the holder will receive:

(1) common stock and cash for fractional shares, as described above under “—Conversion of Notes General”; and “—Conversion of Notes—Settlement Upon Conversion,” plus

(2) the make-whole premium, if any, described under “—Determination of the Make—Whole Premium.”

Conversion Rate Adjustments

The conversion rate will be adjusted:

(1) upon the issuance of shares of our common stock as a dividend or distribution on our common stock;

(2) upon subdivisions, combinations or reclassifications of our outstanding common stock;

(3) upon the issuance to all holders of our common stock of rights or warrants entitling them for a period of not more than 45 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the “current market price” (as defined in the indenture) per share on the record date for the issuance, provided that the conversion rate for the notes will be readjusted to the extent that the rights or warrants are not exercised prior to their expiration;

(4) upon the distribution to all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, excluding:

•	dividends, distributions and rights or warrants referred to in clause (1) or (3) above;

•	a distribution referred to in clause (6) below; and

•	distribution of rights pursuant to a shareholder rights plan;

(5) upon the occurrence of any dividend or distribution (other than in connection with a liquidation, dissolution or winding up of Cheniere) to all holders of our common stock, in which case, immediately prior to the opening of business on the business day immediately following the record date for the dividend or distribution, the conversion rate shall be increased so that it equals an amount equal to the conversion rate in effect at the close of business on the record date for the dividend or distribution multiplied by a fraction:

(a) whose numerator is the average of the volume-weighted average price per share of our common stock for the five consecutive trading days ending on the date immediately preceding the “ex” date (as defined below) for such dividend or distribution; and

(b) whose denominator is the same average volume-weighted average price per share of our common stock less the per share amount of such dividend or distribution;

(6) upon the distribution of cash or other consideration by us or any of our subsidiaries in respect of a tender offer or exchange offer for our common stock, where such cash and the value of any such other consideration per share of our common stock validly tendered or exchanged exceeds the “current market price” (as defined in the indenture) per share of our common stock on the last date (the “expiration date”) on which tenders or exchanges may be made pursuant to the tender or exchange offer, in which case, immediately prior to the opening of business on the business day after the expiration date, the conversion rate shall be increased so that it equals an amount equal to the conversion rate in effect immediately before the close of business on the expiration date multiplied by a fraction:

(a) whose numerator is the sum of:

(i) the aggregate amount of cash and the aggregate value of any such other consideration distributed in connection with the tender or exchange offer; and

(ii) the product of (A) such “current market price” per share of our common stock and (B) the number of shares of our common stock outstanding as of the last time (the “expiration time”) tenders or exchanges could have been made pursuant to the tender or exchange offer (excluding shares validly tendered and not withdrawn in connection with the tender or exchange offer and any shares held in our treasury); and

(b) whose denominator is the product of:

(i) such “current market price” per share of our common stock; and

(ii) the number of shares of our common stock outstanding as of the expiration time (including shares validly tendered and not withdrawn in connection with the offer, but excluding any shares held in our treasury).

For purposes hereof, the term “ex” date, when used with respect to any dividend or distribution, means the first date on which the common stock trades, regular way, on the relevant exchange or in the relevant market from which the sale price was obtained without the right to receive such dividend or distribution.

Notwithstanding the foregoing, in no event will the conversion rate exceed 31.0559 shares per $1,000 principal amount of notes, as adjusted pursuant to paragraphs (1), (2), (3), (4) and (6) above, as a result of an adjustment pursuant to paragraph (5) above.

No adjustment to the conversion rate will be made if Cheniere provides that the holders of notes will participate in the distribution without conversion, or in certain other cases.

The conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on Cheniere securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase shares of our common stock pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by Cheniere or any of its subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued; or

•	for accrued and unpaid interest, including additional interest, if any.

The holders will receive, upon conversion of the notes into our common stock, in addition to the common stock, the rights under our rights plan or under any future rights plan we may adopt, whether or not the rights have separated from the common stock at the time of conversion unless, prior to conversion, the rights have expired, terminated or been redeemed or exchanged. See “Description of Capital Stock.”

In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger or combination involving Cheniere; or

•	a sale or conveyance to another person of the property and assets of Cheniere as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally hereafter be entitled to convert their notes into the same type of consideration received by common stock holders immediately following one of these types of events.

Subject to applicable stock exchange rules and listing standards, we are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We are required to give at least 15 days’ prior notice of any increase in the conversion rate. Subject to applicable stock exchange rules and listing standards, we may also increase the conversion rate to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

No adjustment in the conversion rate will be required unless it would result in a change in the conversion rate of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments.

Conversion Procedures

The right of conversion attaching to any note may be exercised (a) if such note is represented by a global security, by book-entry transfer to the conversion agent (which will initially be the trustee) through the facilities of DTC, or (b) if such note is represented by a certificated security, by delivery of such note at the specified office of the conversion agent, accompanied, in either case, by a duly signed and completed conversion notice and appropriate endorsements and transfer documents if required by the conversion agent. The conversion date shall be the date on which the note and all of the items required for conversion shall have been so delivered and the requirements for conversion have been met.

No separate payment or adjustment will be made for accrued and unpaid interest on a converted note or for dividends or distributions on any of our common stock issued upon conversion of a note, except as provided in the indenture. By delivering to the holder the number of shares (or cash or a combination of cash and shares of common stock, if we so elect) issuable upon conversion, together with a cash payment in lieu of any fractional shares, plus any other consideration due upon conversion, we will satisfy our obligation with respect to the conversion of the notes. That is, accrued interest (including additional interest, if any) will be deemed to be paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for any accrued interest, including additional interest, if any.

If the holder converts after the close of business on a record date for an interest payment but prior to the corresponding interest payment date, such holder will receive on the interest payment date interest accrued on those notes, notwithstanding the conversion of notes prior to the interest payment date, assuming the holder was the holder of record at the close of business on the corresponding record date. Each holder, however, agrees, by accepting a note, that if the holder surrenders any notes for conversion during such period, such holder must pay us at the time such holder surrenders its note for conversion an amount equal to the interest that will be paid on the notes being converted on the interest payment date. The preceding sentence does not apply, however, if (1) we have specified a redemption date that is after a record date for an interest payment but prior to the corresponding interest payment date or that results in conversion prior to that interest payment date, (2) any overdue interest exists at the time of conversion with respect to the notes being converted, but only to the extent of the amount of such overdue interest or (3) the holder surrenders any notes for conversion after the close of business on the record date relating to the final interest payment date. Accordingly, under the circumstances described in clause (1), a holder of notes who chooses to convert those notes on a date that is after a record date but prior to the corresponding interest payment date, will not be required to pay us, at the time that holder surrenders those notes for conversion, the amount of regularly scheduled interest it will receive on the interest payment date.

Holders of notes are not required to pay any taxes or duties relating to the issuance or delivery of our common stock upon exercise of conversion rights, but they are required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the name of the holder of the note. Certificates representing shares of our common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid.

The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of notes in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices. A holder will not be entitled to any rights as a holder of our common stock, including, among other things, the right to vote and receive dividends and notices of stockholder meetings, until the conversion is effective.

Cash and a certificate for the number of full shares of common stock into which the notes are converted (and cash in lieu of fractional shares) will be delivered to such holder, assuming all of the other requirements have been satisfied by such holder, as soon as practicable following the conversion date.

Determination of the Make-Whole Premium

If a fundamental change occurs, we will pay a make-whole premium upon certain conversions of the notes as described above under “—Conversion of Notes—Payment Upon Conversion Upon a Fundamental Change.” The make-whole premium will be equal to a percentage of the principal amount of the notes converted. The make-whole premium will be in addition to, and not in substitution for, any cash, securities or other assets otherwise due to holders of notes upon conversion. The make-whole premium will be determined by reference to the table below and is based on the date on which the fundamental change becomes effective, referred to as the “effective date,” and the price, referred to as the “stock price,” paid, or deemed to be paid, per share of our common stock in the transaction constituting the fundamental change, subject to adjustment as described below. If holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share. In all other cases, the stock price will be the average of the applicable stock prices of our common stock for the five consecutive trading days beginning on the second trading day after the effective notice date.

We will pay the make-whole premium solely in shares of our common stock (other than cash in lieu of fractional shares) or in the same form of consideration into which all or substantially all of the shares of our common stock have been converted or exchanged in connection with the fundamental change (other than cash paid in lieu of fractional interests in any security or pursuant to dissenters’ rights); provided, however, that we will pay cash in lieu of fractional interests in any security or other property delivered in connection with such fundamental change. The make-whole premium will be payable on the fundamental change repurchase date after the fundamental change for notes converted in connection with a fundamental change. If holders of our common stock receive or have the right to receive more than one form of consideration in connection with such fundamental change, then, for purposes of the foregoing, the forms of consideration in which the make-whole premium will be paid will be in proportion to the relative value, determined as described in the following paragraph, of the different forms of consideration paid to our common stockholders in connection with the fundamental change.

The value of our shares or other consideration for purposes of determining the number of shares or other consideration to be issued in respect of the make-whole premium will be calculated as follows:

(1) In the case of a fundamental change in which all or substantially all of the shares of our common stock have been, as of the effective date, converted into or exchanged for the right to receive securities or other assets or property, the consideration shall be valued as follows:

(a) securities that are traded on a U.S. national securities exchange or approved for quotation on the Nasdaq or any similar system of automated dissemination of quotations of securities prices, will be valued at 98% of the average of the applicable stock prices of such securities for the five consecutive trading days beginning on the second trading day after the effective notice date,

(b) other securities, assets or property, other than cash, that holders will have the right to receive will be valued based on 98% of the average of the fair market value of the securities, assets or property, other than cash, as determined by two independent nationally recognized investment banks selected by us, and

(c) 100% of any cash.

(2) In all other cases, the value of our shares will equal 98% of the average of the applicable stock prices of our common stock for the five consecutive trading days beginning on the second trading day after the effective notice date.

Notwithstanding the foregoing, in no event shall the value of our common stock be less than 50% of the applicable stock price of our common stock used to determine the amount of the make-whole premium.

The stock prices set forth in the first column of the following table will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to the adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment to the conversion rate and the denominator of which is the conversion rate as so adjusted.

The following table sets forth the stock price, effective date and make-whole premium (expressed as a percentage of principal amount) upon a conversion in connection with a fundamental change:

Make-Whole Premium

(% of Principal Amount)

	Effective Date August 1,
Stock price	2005	2006	2007	2008	2009	2010	2011	2012
$ 32.20	9.1	9.1	9.1	9.1	9.1	9.1	9.1	0.0
$ 35.00	9.1	9.1	9.1	9.1	9.1	9.1	9.1	0.0
$ 40.00	9.1	9.1	9.1	9.1	9.1	9.1	8.7	0.0
$ 45.00	9.1	9.1	9.1	9.1	9.1	9.1	5.9	0.0
$ 50.00	9.1	9.1	9.1	9.1	9.1	8.2	4.1	0.0
$ 55.00	9.1	9.1	9.1	9.1	9.1	6.8	2.9	0.0
$ 60.00	9.1	9.1	9.1	9.1	8.4	5.7	2.1	0.0
$ 65.00	9.1	9.1	9.1	9.1	7.4	4.9	1.6	0.0
$ 70.00	9.1	9.1	9.1	8.6	6.7	4.2	1.3	0.0
$ 85.00	9.1	9.1	8.3	6.9	5.1	3.1	0.9	0.0
$100.00	8.9	8.0	7.0	5.7	4.2	2.4	0.7	0.0
$115.00	7.8	7.0	6.0	4.8	3.5	2.1	0.7	0.0
$130.00	6.8	6.1	5.2	4.2	3.0	1.8	0.6	0.0
$145.00	6.0	5.3	4.5	3.6	2.6	1.6	0.5	0.0
$160.00	5.3	4.7	4.0	3.2	2.3	1.4	0.5	0.0
$175.00	4.7	4.2	3.5	2.8	2.0	1.2	0.4	0.0
$190.00	4.2	3.7	3.1	2.4	1.7	1.1	0.4	0.0
$205.00	3.7	3.2	2.7	2.1	1.5	0.9	0.3	0.0
$220.00	3.2	2.8	2.3	1.8	1.3	0.8	0.3	0.0
$235.00	2.8	2.4	2.0	1.5	1.1	0.7	0.2	0.0
$250.00	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

The exact stock price and effective dates may not be set forth on the table, in which case:

•	if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the make-whole premium will be determined by straight-line interpolation between make-whole premium amounts set forth for the higher and lower stock prices and the two effective dates, as applicable, based on a 365-day year;

•	if the stock price is equal to or in excess of $250 per share (subject to adjustment in the same manner as the stock price), no make-whole premium will be paid; and

•	if the stock price is less than $32.20 per share (subject to adjustment in the same manner as the stock price), no make-whole premium will be paid.

Our obligation to pay the make-whole premium could be considered a penalty, in which case the enforceability thereof would be subject to general equitable principles of reasonableness of economic remedies.

Provisional Redemption

At any time on or before August 1, 2012, we may redeem any portion of the notes at a redemption price equal to $1,000 per note in cash, plus any accrued and unpaid interest (including additional interest, if any) and the “coupon make-whole” payment described below, if:

•	in the previous ten trading days ending on the trading day before the date of the mailing of the provisional redemption notice the volume weighted average price of our common stock exceeds 150% of the conversion price for at least five consecutive trading days, and

•	the shelf registration statement covering resales of the notes and the common stock issuable upon conversion of the notes is effective and available for use and is expected to remain effective and available for use for the 30 days following the provisional redemption date, unless registration is no longer required.

We will make an additional “coupon make-whole” payment in cash with respect to the notes called for redemption. The “coupon make-whole” amount per $1,000 principal amount of notes will be equal to the present value of all remaining scheduled payments of interest on the notes to be redeemed through August 1, 2012. The present value of the remaining interest payments will be computed using a discount rate equal to the Treasury Yield plus 50 basis points. “Treasury Yield” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then-remaining term to August 1, 2012; provided, however, that if the then-remaining term to August 1, 2012 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then-remaining term to August 1, 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. We must make these coupon make-whole payments on all notes called for redemption prior to August 1, 2012, including notes converted after the date that we mail the notice of redemption. The “coupon make-whole” payment for notes converted will not be reduced by accrued and unpaid interest.

We will give at least 15 days’ but not more than 60 days’ notice of redemption by mail to holders of notes. Notes called for redemption are convertible by the holder until the close of business on the business day immediately preceding the redemption date.

If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or multiples thereof by lot, on a pro rata basis or by any other method that the trustee considers fair and appropriate or in accordance with the applicable procedures of DTC to the extent notes are held in book-entry form. If any notes are to be redeemed in part only, we will issue a new note or notes with a principal amount equal to the unredeemed principal portion thereof. If a portion of a holder’s notes is selected for partial redemption, and the holder converts a portion of its notes, the converted portion will be deemed to be taken from the portion selected for redemption.

If the paying agent holds cash sufficient to pay the redemption price of the notes for which a redemption notice has been delivered on the redemption date in accordance with the terms of the indenture, then, on and after the redemption date, the notes will cease to be outstanding and interest (including additional interest, if any) on such notes shall cease to accrue, whether or not the notes are delivered to the paying agent. Thereafter, all rights of the holder shall terminate, other than the right to receive the redemption price upon delivery of the notes.

Repurchase of Notes at the Option of Holders Upon a Fundamental Change

In the event of a fundamental change (as defined below) each holder will have the right at its option, subject to the terms and conditions of the indenture, to require us to repurchase, in whole or in part, the holder’s notes in integral multiples of $1,000 principal amount, at a price in cash equal to 100% of the principal amount of such notes tendered, plus any accrued and unpaid interest (including additional interest, if any) to, but not including, the repurchase date. We will be required to repurchase the notes on a date-that is not less than 20 nor more than 45 business days after the date we mail the notice referred to below.

Within 10 business days after a fundamental change has become effective, we must mail to all holders of notes at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the fundamental change, which notice must state, among other things:

•	the events causing such fundamental change;

•	the date of such fundamental change,

•	the last date on which a holder may exercise the repurchase right;

•	the repurchase price;

•	the repurchase date:

•	the names and addresses of the paying and conversion agents;

•	the conversion rate, and any adjustments to the conversion rate that will result from the fundamental change;

•	that notes with respect to which a repurchase notice is given by the holder may be converted, only if the repurchase notice has been withdrawn in accordance with the terms of the indenture; and

•	the procedures that holders must follow to exercise the right.

To exercise this right, the holder must transmit to the paying agent a written repurchase notice, and such repurchase notice must be received by the paying agent no later than the close of business on the business day immediately preceding the repurchase date. The repurchase notice must state:

•	the certificate numbers of the notes to be delivered by the holder, if applicable;

•	the portion of the principal amount of notes to be repurchased, which portion must be $1,000 or an integral multiple of $1,000; and

•	that such notes are being tendered for repurchase pursuant to the fundamental change provisions of the indenture.

A holder may withdraw any repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal must state:

•	the certificate numbers of the notes being withdrawn, if applicable;

•	the principal amount of notes being withdrawn, which must be $1,000 or an integral multiple of $1,000; and

•	the principal amount, if any, of the notes that remain subject to the repurchase notice.

If the notes are not in certificated form, the foregoing notices from holders must comply with the applicable DTC procedures.

We agreed under the indenture to:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes upon a fundamental change.

Our obligation to pay the repurchase price for a note for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after the delivery of such repurchase notice. We will cause the repurchase price for such note to be paid promptly following the later of the repurchase date or the time of delivery of such note.

If the paying agent holds money sufficient to pay the repurchase price of a note for which a repurchase notice has been delivered on the repurchase date in accordance with the terms of the indenture, then, on and after the repurchase date, the notes will cease to be outstanding and interest (including additional interest, if any) on such notes will cease to accrue, whether or not the notes are delivered to the paying agent. Thereafter, all rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the note.

A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:

(1) any “person” or “group” files a Schedule 13D or Schedule TO, or any successor schedule, form or report under the Exchange Act, disclosing, or we otherwise become aware, that such person or group is or has become the “beneficial owner,” directly or indirectly, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

(2) we consolidate with, or merge with or into, another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that “beneficially owned” directly or indirectly, the shares of our voting stock immediately prior to such transaction beneficially own, directly or indirectly, shares of voting stock representing a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person in substantially the same proportion amongst themselves as such ownership immediately prior to such transaction;

(3) a majority of the members of our board of directors are not continuing directors (as defined below); or

(4) our common stock ceases to be listed on a national securities exchange or quoted on The Nasdaq National Market or another established automated over-the-counter trading market in the United States.

However, a merger or consolidation will be deemed not to be a fundamental change if at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation constituting the fundamental change consists of common stock traded on a national securities exchange or quoted on The Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such merger or consolidation) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

For purposes of this fundamental change definition:

•	“person” and “group” shall have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

•	a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture;

•	“beneficially own” and “beneficially owned” have meanings correlative to that of beneficial owner;

•	“board of directors” means the board of directors or other governing body charged with the ultimate management of any person;

•	“continuing director” means, as of any date of determination, any member of our board of directors who was a member of such board of directors on the date of the indenture, or was nominated for election or elected to such board of directors with the approval of: (A) a majority of the continuing directors who were members of such board at the time of such nomination or election or (B) a nominating committee, a majority of which committee were continuing directors at the time of such nomination or election;

•	“capital stock” means: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; or (4) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person;

•	“voting stock” means any class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, managers or trustees.

The term “all or substantially all” as used in the definition of fundamental change will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure holders how a court would interpret this phrase under applicable law if holders elect to exercise their rights following the occurrence of a transaction which such holders believe constitutes a transfer of “all or substantially all” of our assets.

This fundamental change repurchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change repurchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a result of negotiations between us and the initial purchaser.

We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt, including other unsubordinated indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including other unsubordinated indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

Our ability to repurchase notes may be limited by restrictions on the ability of Cheniere to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. Our failure to repurchase the notes when required would result in an event of default with respect to the notes. We cannot assure holders that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. See “Risk Factors—Risks Relating to the Notes and Our Common Stock—We may not be able to repurchase notes upon a fundamental change or upon the exercise of the holders’ options to require repurchase of the notes.”

Events of Default

Each of the following constitutes an event of default with respect to the notes:

(1) a default in the payment when due of any principal of any of the notes at maturity, upon redemption or exercise of a repurchase right or otherwise;

(2) a default in the payment of any interest, additional interest or any make-whole premium or coupon make-whole payment when due under the notes, which default continues for 30 days;

(3) a default in our obligation to satisfy our conversion obligation upon exercise of a holder’s conversion right;

(4) a default in our obligation to provide notice of the occurrence of a fundamental change when required by the indenture;

(5) our failure to perform or comply with the provisions described under “Description of the Notes—General—The Notes” to the extent they relate to the issuance of subsidiary guarantees, or any subsidiary guarantee, with respect to the notes ceases to be in full force and effect (other than in accordance with the terms of the indenture) or is declared to be null and void and unenforceable or the subsidiary guarantee with respect to the notes is found to be invalid or a subsidiary guarantor that is a significant subsidiary denies its liability under its subsidiary guarantee with respect to the notes (other than by reason of release of the subsidiary guarantor in accordance with the terms of the indenture);

(6) our failure to comply with any of our other agreements in the notes or the indenture upon receipt of notice to us of such default from the trustee or to us and the trustee from holders of not less than 25% in aggregate principal amount of the notes then outstanding, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

(7) Cheniere or any significant subsidiary fails to make any payment of principal in excess of $25 million in respect of indebtedness for borrowed money, when and as the same shall become due and payable, whether at maturity or upon acceleration, and such indebtedness is not paid, or such acceleration is not rescinded, by the end of the 30th day after receipt of notice to us of such default from the trustee or to us and the trustee from holders of not less than 25% in aggregate principal amount of the notes then outstanding; or

(8) certain events of bankruptcy, insolvency or reorganization of Cheniere, Sabine Pass LNG, Corpus Christi LNG or Creole Trail LNG, or any other significant subsidiary.

The term “significant subsidiary” means any of our subsidiaries which has: (i) consolidated assets or in which we and our other subsidiaries have investments equal to or greater than 10% of our total consolidated assets; or (ii) consolidated gross revenue equal to or greater than 10% of our consolidated gross revenue.

If an event of default other than an event of default described in clause (8) above with respect to Cheniere occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of the notes then outstanding plus any interest on the notes accrued and unpaid (including additional interest, if any) through the date of such declaration to be immediately due and payable.

The indenture provides that if an event of default described in clause (8) above with respect to Cheniere occurs, the principal amount of the notes plus accrued and unpaid interest (including additional interest, if any) will automatically become immediately due and payable. However, the effect of such provision may be limited by applicable law.

At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the notes then outstanding may, under certain circumstances, rescind and annul such acceleration.

Subject to the indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered indemnity reasonably satisfactory to the trustee to institute such proceeding as trustee; and

•	the trustee has failed to institute such proceeding within 60 days after such notice, request and offer, and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any interest on any note on or after the applicable due date or the right to convert the note in accordance with the indenture.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default other than:

•	our failure to pay principal of or any interest (including additional interest, if any) on any note when due or the payment of any redemption or repurchase price;

•	our failure to convert any note into common stock and cash for fractional shares; and

•	our failure to comply with any of the provisions of the indenture that cannot be modified without the consent of the holder of each outstanding note.

We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not we, to the officers’ knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any person in a transaction in which we are not the surviving person or convey, transfer or lease all or substantially all of our properties and assets to any successor person, unless:

•	we are the surviving person or the resulting, surviving or transferee person, if other than us, is organized and validly existing under the laws of the United States of America, any state of the United States, or the District of Columbia and assumes our obligations on the notes and under the indenture; and

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing.

When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although the indenture permits these transactions, some of the transactions described above could constitute a fundamental change of Cheniere and permit each holder to require us to repurchase the notes of such holder as described above under “—Repurchase of Notes at the Option of Holders Upon a Fundamental Change.” Notwithstanding the foregoing, Cheniere may transfer all or substantially all of its assets to a wholly-owned subsidiary without assuming our obligations on the notes and under the indenture, provided that such subsidiary shall be required to guarantee the notes if we issue debt securities and any of our subsidiaries guarantee such debt securities, in each case, to the same extent that they guaranteed such other debt securities.

Modification and Waiver

Except as described below, we and the trustee may amend or supplement the indenture or the notes with the consent of the holders of at least a majority in aggregate principal amount of the outstanding notes. In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture without notice to the holders. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding note if such amendment, supplement or waiver would:

(1) change the stated maturity of the principal of or the payment date of any installment of interest, contingent interest or additional interest on or with respect to the notes;

(2) reduce the principal amount of, repurchase price or redemption price of, or the make-whole premium, the coupon make-whole payment or rate of interest or additional interest on any note;

(3) reduce the amount of principal payable upon acceleration of the maturity of any note;

(4) change the currency in which the principal, repurchase price or redemption price or interest with respect to the notes is payable;

(5) impair the right to institute suit for the enforcement of any payment on, or with respect to, any note;

(6) modify the provisions with respect to the repurchase rights of the holders described under “—Repurchase of Notes at the Option of Holders Upon a Fundamental Change” in a manner adverse to holders;

(7) adversely affect the right of holders to convert notes other than as provided in the indenture;

(8) reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required in order to take specific actions including, but not limited to, the waiver of past defaults or the modification or amendment of the indenture; or

(9) alter the manner of calculation or rate of accrual of interest or additional interest, redemption price, repurchase price or the make-whole premium or coupon make-whole payment on any note or extend the time for payment of any such amount.

We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of the holders to, among other things:

(1) cure any ambiguity, defect, omission, mistake or inconsistency;

(2) provide for uncertificated notes in addition to or in place of certificated notes;

(3) provide for the assumption of our obligations to holders of notes in the case of a share exchange, merger or consolidation or sale of all or substantially all of our assets;

(4) make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect in any material respect the legal rights under the indenture of any such holder;

(5) add a guarantor;

(6) comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(7) secure the notes;

(8) comply with the rules of any applicable securities depositary, including DTC;

(9) conform the text of the indenture or the notes to any provision of this description of the notes to the extent that the text of the indenture or the notes was intended to be a recitation of the text of this description of the notes; or

(10) provide for a successor trustee in accordance with the terms of the indenture or to otherwise comply with any requirement of the indenture.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the paying agent or conversion agent, as the case may be, after the notes have become due and payable, whether at maturity or any repurchase date or by delivery of a notice of redemption or conversion or otherwise, cash, shares or other consideration (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of the Notes

We or our agents will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the sale price of our common stock and the amount of any make-whole premium or coupon make-whole payment. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

The Bank of New York is the trustee under the indenture. The trustee will be the paying agent, conversion agent and registrar for the notes. The trustee can be contacted at the address set forth below regarding transfer or conversion of the notes.

If the trustee becomes one of our creditors, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claims as security or otherwise. The trustee will be permitted to engage in other transactions; if, however, after a default has occurred and is continuing, it acquires any conflicting interest, it must eliminate such conflict with 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

Global Note; Book-Entry Form

We issued the notes in the form of a permanent global note, which has been deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. Any notes sold pursuant to this prospectus will be represented by another such global note. Except as set forth below, record ownership of a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Some of the participants or their representatives, together with other entities, own DTC. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly (called “indirect participants”).

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner and holder of that global note for all purposes. Except as otherwise provided in this section, as a holder of a beneficial interest in the global note, you will not be entitled to have notes represented by the global note registered in your name, will not receive physical delivery of certificated securities and will not be considered to be the owner or holder of a global note or any note it represents for any purpose.

We expect that, pursuant to procedures established by DTC, upon the deposit of a global note with DTC, DTC credited, on its book-entry registration and transfer system, the principal amount of notes represented by such global note to the accounts of participants designated by the initial purchaser. Ownership of beneficial interests in a global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of notes take physical delivery of such notes in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in a global note to such persons.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We will make cash payments of interest on and principal of and the redemption or repurchase price of a global note, as well as any payment of additional interest, to Cede & Co. We will make these payments by wire transfer of immediately available funds on each payment date.

We have been informed that DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by a global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by a global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in street name.

We will send any redemption notices to Cede & Co. We understand that if less than all of the notes are being redeemed, DTC’s practice is to determine by lot the amount of the holdings of each participant to be redeemed.

We also understand that neither DTC nor Cede & Co. will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant or participants has or have given such direction. Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by a global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

The global notes will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee, unless DTC is unwilling, unable or no longer qualified to continue acting as the depositary for the global notes or an event of default has occurred and is continuing and DTC notifies the trustee of its decision to exchange the global notes for certificated notes. In those circumstances, DTC will exchange the global notes for certificated notes that it will distribute to its participants.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a clearing corporation within the meaning of the New York Uniform Commercial Code; and

•	a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act.

The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global notes.

Registration Rights

The following summary of the registration rights to be provided in the registration rights agreement is not complete. You should refer to the registration rights agreement for a full description of the registration rights that apply to the notes.

In the registration rights agreement, we have agreed, for the benefit of the holders of the notes and the common stock issuable upon conversion of the notes, or the registrable securities, that we will use our commercially reasonable efforts to keep the registration statement of which this prospectus is a part effective until the earliest of:

(1) two years from the latest date of original issuance of the notes;

(2) the date when all registrable securities shall have been registered under the Securities Act and disposed of;

(3) the date on which all registrable securities held by non-affiliates are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act; and

(4) the date on which the registrable securities cease to be outstanding.

If we notify the holders in accordance with the registration rights agreement to suspend the use of this prospectus upon the occurrence of certain events, then the holders will be obligated to suspend the use of this prospectus until the requisite changes have been made, and the period of effectiveness of the shelf registration statement provided for above shall be extended by the number of days from and including the date of the giving of such notice to and including the date when holders have been advised by us that this prospectus may be used or have received the amended or supplemented prospectus.

If the shelf registration statement ceases to be effective, or the shelf registration statement or this prospectus ceases to be usable in connection with the resales of notes and the common stock issuable upon the conversion of the notes, in accordance with and during the periods specified in the registration rights agreement because either (i) any event occurs as a result of which this prospectus would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading or (ii) it shall be necessary to amend such shelf registration statement or supplement this prospectus to comply with the Securities Act or Exchange Act or the respective rules thereunder (such event is referred to as a registration default), additional interest will accrue on the notes, from and including the date on which the registration default shall occur to but excluding the date on which all such registration defaults have been cured, at the rate of 0.50% of the principal amount of the notes per year.

Notwithstanding the foregoing, we may suspend the availability of the shelf registration statement and the use of this prospectus by written notice to the holders for a period or periods not to exceed an aggregate of 60 calendar days in any twelve month period (we refer to each of these periods of suspension as a suspension period) without incurring such additional interest upon the occurrence of certain events, including the following:

(i) the happening of any event that requires us to make changes in the shelf registration statement or this prospectus in order that the shelf registration statement or this prospectus does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading;

(ii) the occurrence or existence of any pending corporate development or other similar event with respect to us or a public filing with the SEC that, in our reasonable discretion, makes it appropriate to suspend the availability of a shelf registration statement and the related prospectus; and

(iii) it becomes necessary to amend the shelf registration statement or supplement this prospectus to comply with the Securities Act or Exchange Act or the respective rules thereunder.

We will pay all expenses incident to our performance of and compliance with the registration rights agreement, provide each holder that is selling registrable securities pursuant to the shelf registration statement copies of this prospectus as reasonably requested and take other actions as are required under the terms of the registration rights agreement to permit, subject to the foregoing, unrestricted resales of the registrable securities.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the key terms and provisions of our capital stock. You should refer to the applicable provisions of our restated certificate of incorporation and our amended and restated by-laws, each as amended, the Delaware General Corporation Law, or DGCL, and the documents that we have incorporated by reference for a complete statement of the terms and rights of our capital stock.

As of the date of this prospectus, we are authorized to issue up to 120,000,000 shares of common stock, par value $0.003 per share, and up to 5,000,000 shares of preferred stock, par value $0.0001 per share. As of August 1, 2005, we had 53,903,374 shares of common stock and no shares of preferred stock issued and outstanding.

Common Stock

All of the outstanding shares of common stock are validly issued, fully paid and nonassessable upon issuance against full payment of the purchase price. Each share of common stock has an equal and ratable right to receive dividends when, as and if declared by the board of directors out of assets legally available therefor and subject to the dividend obligations to the holders of any preferred stock then outstanding.

In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share equally and ratably in the assets available for distribution after payment of all liabilities, and subject to any prior rights of any holders of preferred stock that at the time may be outstanding.

The holders of common stock have no preemptive, subscription or conversion rights, and are not subject to further calls or assessments of Cheniere. There are no redemption or sinking fund provisions applicable to the common stock. Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of stockholders. Holders of common stock have no right to cumulate their votes in the election of directors, such that the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election.

The registrar and transfer agent for our common stock is U.S. Stock Transfer Corp., Glendale, California.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series and the board of directors, without further approval of the stockholders, is authorized to fix the dividend rates and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The purpose of authorizing the board of directors to determine such rights, preferences, privileges and restrictions is to allow such determinations to be made by the board of directors instead of the stockholders and to avoid the expense of, and eliminate delays associated with, a stockholder vote on specific issues.

Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. As a result, the issuance of shares of a series of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock or any other series of our preferred stock. The issuance of shares of preferred stock may also adversely affect the rights of the holders of our common stock. For example, any preferred stock issued will rank prior to our common stock as to dividend rights and liquidation preference, and may have full or limited voting rights and may be convertible into shares of common stock or other securities.

The following description of the terms of the preferred stock sets forth some of the general terms and provisions of our authorized preferred stock. If we offer preferred stock, the terms may include the following:

•	the number of shares of each such series and the designation thereof;

•	the par value of shares of each such series;

•	the annual rate or amount of dividends, if any, payable on shares of each such series (which dividends would be payable in preference to any dividends on common stock), whether such dividends shall be cumulative or non-cumulative and the conditions upon which and/or the date when such dividends shall be payable;

•	whether the shares of each such series shall be redeemable and, if so, the terms and conditions of such redemption, including the time or times when and the price or prices at which shares of each such series may be redeemed;

•	the amount, if any, payable on shares of each such series in the event of liquidation, dissolution or winding up of the affairs of the Company;

•	whether the shares of each such series shall be convertible into or exchangeable for shares of any other class, or any series of the same or any other class, and, if so, the terms and conditions thereof, including the price or prices or the rate or rates at which shares of each such series shall be so convertible or exchangeable, and the adjustment which shall be made, and the circumstances in which such adjustments shall be made, in such conversion or exchange prices or rates; and

•	whether the shares of each such series shall have any voting rights in addition to those prescribed by law and, if so, the terms and conditions of exercise of such voting rights.

This description of the terms of the preferred stock is not complete and will be subject to and qualified by the certificate of designation relating to any applicable series of preferred stock.

Preferred Stock Purchase Rights

In October 2004, we entered into a rights agreement with U.S. Stock Transfer Corp., as rights agent, providing for a dividend of one purchase right for each outstanding share of our common stock. We issued the dividend to stockholders on November 1, 2004 and holders of shares of common stock issued since that date are issued rights with their shares. The rights trade automatically with shares of common stock and become exercisable only under the circumstances described below. The rights are designed to protect the interests of Cheniere and our stockholders against coercive tactics. The purpose of the rights is to encourage potential acquirers to negotiate with the board of directors of Cheniere prior to attempting a takeover and to provide the board with leverage in negotiating on behalf of all stockholders the terms of any proposed takeover. The rights may have anti-takeover effects but the rights are not intended to prevent a takeover of the Company.

Until a right is exercised, the rights will not entitle the holder to additional rights as a Cheniere stockholder, including, without limitation, the right to vote or to receive dividends. Upon becoming exercisable, each right will entitle its holder to purchase from us one two-thousandth of a share of Series A Junior Participating Preferred Stock at a purchase price of $700 per one two-thousandth of a share, subject to adjustment (pursuant to an amendment to the rights agreement executed in January 2005). In general, the rights will become exercisable upon the earlier of: (i) the tenth day after a person or group of affiliated or associated persons (an “acquiring person”) publicly announces that he, she or it has acquired, or has obtained the right to acquire, beneficial ownership of 15% or more of the outstanding common stock, or (ii) 10 business days (or such later date as may be determined by action of Cheniere’s board of directors taken prior to a person or group becoming an acquiring person) following the commencement or announcement of a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding common stock. The earlier of such dates is referred to as the “distribution date.” In the event that, after the distribution date occurs and a person or group becomes an acquiring person, (i) Cheniere is acquired in a merger or other business combination transaction, or (ii) 50% or more of our consolidated assets or earning power are sold (other than in transactions in the ordinary course of business), proper provision must be made so that each holder of a right that has not theretofore been exercised, exchanged or redeemed (other than rights beneficially owned by the acquiring person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the purchase price.

Any rights that are at any time beneficially owned by an acquiring person, or any associate or affiliate of the acquiring person, will be null and void and nontransferable, and any holder of such right, including any purported transferee or subsequent holder, will be unable to exercise or transfer the right.

The rights will expire on October 14, 2014 unless redeemed or exchanged prior to that time. At any time on or prior to the earlier of (i) the time a person or group becomes an acquiring person and (ii) the expiration date, we may redeem the rights in whole, but not in part, at a price of $0.005 per right.

The preceding summary is not complete and is not intended to give full effect to provisions of statutory or common law. You should refer to the applicable provisions of the rights agreement, as amended, and the form of rights certificate, which are incorporated by reference to Exhibit 4.1 to our Form 8-K filed with the SEC on October 14, 2004 and Exhibit 4.1 to our Form 8-A/A filed with the SEC on January 24, 2005.

Possible Anti-Takeover Provisions

Our restated certificate of incorporation and amended and restated by-laws, each as amended, contain provisions that might be characterized as anti-takeover provisions. Such provisions may render more difficult possible takeover proposals to acquire control of Cheniere and make removal of our management more difficult.

Our restated certificate of incorporation, as amended, authorizes a class of undesignated preferred stock consisting of 5,000,000 shares. Preferred stock may be issued from time to time in one or more series, and our board of directors, without further approval of the stockholders, is authorized to fix the rights, preferences, privileges and restrictions applicable to each series of preferred stock. The purpose of authorizing the board of directors to determine such rights, preferences, privileges and restrictions is to allow such determinations to be made by the board of directors instead of the stockholders and to avoid the expense of, and eliminate delays associated with, a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under some circumstances, make it more difficult for a third party to gain control of Cheniere.

Our restated certificate of incorporation, as amended, requires the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the shares of the corporation entitled to vote in order to amend or repeal our amended and restated by-laws, as amended, or to amend or repeal provisions of our restated certificate of incorporation, as amended, relating to the division of the board of directors into three classes, stockholders’ action by written consent, special meetings of the stockholders and amending or repealing our amended and restated by-laws.

Our restated certificate of incorporation and amended and restated by-laws, each as amended, provide that our board of directors shall be divided into three classes as nearly as equal in number as possible, with terms of office of one class of directors expiring each year, resulting in each class serving a staggered three-year term. Although dividing the directors into three classes enhances the likelihood of continuity and stability in the policies formulated by the board of directors, a staggered board significantly extends the time required to make any change in control of our board of directors and will tend to discourage any hostile takeover bid for us.

When there is a classified board of directors, the DGCL provides that stockholders may remove directors only for cause, unless a company’s certificate of incorporation otherwise provides. Our restated certificate of incorporation and amended and restated by-laws, each as amended, do not permit the removal of directors other than for cause. Such requirement may deter third parties from making a tender offer or acquiring our common stock through open market purchases in order to obtain control of us because they could not use their acquired voting power to remove existing directors.

Our restated certificate of incorporation and amended and restated by-laws, each as amended, provide that special meetings of our stockholders may be called only by our board of directors, chairman, chief executive officer, the president or the secretary at the written request of a majority of the board. Stockholders are prohibited from calling special meetings. Eliminating the ability of stockholders to call a special meeting may result in delaying expensive proxy contests until our annual stockholders meeting, which might impact a person’s decision to purchase our voting securities in an attempt to cause a change in control of Cheniere.

Our restated certificate of incorporation and amended and restated by-laws, each as amended, provide that stockholders may take action only at an annual or special meeting of the stockholders. Stockholders may not act by written consent. Eliminating the ability for stockholders to act by written consent could lengthen the amount of time required to take stockholder actions, which will ensure that stockholders will have sufficient time to weigh the arguments presented by both sides in connection with any contested stockholder vote, thereby potentially discouraging, delaying or preventing a change in control of Cheniere.

Although Section 214 of the DGCL provides that a corporation’s certificate of incorporation may provide for cumulative voting for directors, our restated certificate of incorporation, as amended, does not provide for cumulative voting. As a result, the holders of a majority of the votes of the outstanding shares of our common stock have the ability to elect all of the directors being elected at any annual meeting of stockholders.

Under the business combination statute of the DGCL, a corporation is generally restricted from engaging in a business combination with an interested stockholder for a three-year period following the time the stockholder became an interested stockholder. An interested stockholder is defined as a stockholder who, together with its affiliates or associates, owns, or who is an affiliate or associate of the corporation and within the prior three-year period did own, 15% or more of the corporation’s voting stock. This restriction applies unless:

•	prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation upon completion of the transaction which resulted in the stockholder becoming an interested stockholder (excluding stock held by the company’s directors who are also officers and by the company’s employee stock plans, if any, that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•	at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

A business combination generally includes:

•	mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder:

•	transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries, subject to certain exceptions;

•	transactions having the effect of increasing the proportionate share of the interested stockholder in the capital stock of the corporation or its subsidiaries, subject to certain exceptions; and

•	other transactions resulting in a disproportionate financial benefit to an interested stockholder.

The provisions of the Delaware business combination statute do not apply to a corporation if, subject to certain requirements specified in Section 203(b) of the DGCL, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange, authorized for quotation on the Nasdaq Stock Market or held of record by more than 2,000 stockholders. We have not adopted any provision in our restated certificate of incorporation or amended and restated by-laws, each as amended, electing not to be governed by the Delaware business combination statute. As a result, the statute is applicable to business combinations involving us.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes and of common stock. This summary does not provide a complete analysis of all potential tax considerations and is based on existing authorities. These authorities may change, or the Internal Revenue Service, or the IRS, might interpret the existing authorities differently than as described below, in either case possibly with retroactive effect, in which case the U.S. federal income tax consequences of purchasing, owning or disposing of notes or common stock could differ from those described below.

This summary applies only to investors that hold the notes or common stock as “capital assets” (generally, for investment). For purposes of this discussion, U.S. Holders include beneficial owners of notes or common stock that are, for U.S. federal income tax purposes, citizens or residents of the United States, corporations organized under the laws of the United States, any state or the District of Columbia, and estates the income of which is subject to U.S. federal income taxation regardless of source. Trusts are U.S. Holders if they are subject to the primary supervision of a U.S. court and the control of one of more U.S. persons. For purposes of this discussion, a Non-U.S. Holder is a beneficial owner of notes or common stock who is not a U.S. Holder or partnership.

If a partnership is a beneficial owner of a note or common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. This summary generally does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules such as dealers or traders in securities or currencies, banks, financial institutions, tax exempt organizations, life insurance companies, real estate investment trusts, regulated investment companies, certain former citizens or residents of the United States, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons holding the notes or our common stock as a part of a hedging or conversion transaction or a straddle or other risk reduction transaction, persons who mark to market their securities, or persons whose functional currency is not the U.S. dollar. Finally, this summary does not describe alternative minimum tax consequences, the effect of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local tax laws.

Investors considering the purchase of notes or common stock are urged to consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations as well as the application of U.S. federal estate or gift tax laws and foreign, state or local tax laws, and tax treaties.

U.S. Holders

Taxation of Interest

No existing authority addresses whether debt instruments with terms similar to the notes will be characterized as contingent payment debt instruments for U.S. federal income tax purposes. It is possible that the IRS could assert that the additional interest which we would be obliged to pay if we do not keep effective the registration statement of which this prospectus is a part for the applicable time periods (or certain other actions are not taken), as described above under the heading “Description of the Notes—Registration Rights,” is a “contingent payment.” In that case, the notes may be treated as contingent payment debt instruments for U.S. federal income tax purposes, with the result that the timing, amount of income included and the character of income recognized differ from the consequences discussed herein. However, the Treasury regulations regarding debt instruments that provide for one or more contingent payments state that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, contingencies which are remote or incidental as of the issue date are ignored. We believe that as of the date the notes were issued, the likelihood of our paying additional interest was remote and, accordingly, we do not intend to treat the notes as contingent payment debt instruments by virtue of the potential payment of additional interest.

It is also possible that the IRS could assert that the notes are contingent payment debt instruments because of the potential payment of the make-whole premium upon conversion as well as the manner in which the amount of cash a holder will receive upon conversion (if we elect to deliver cash only or cash and common stock) is determined. Because the Treasury regulations governing contingent payment debt instruments do not apply to a debt instrument merely because it provides an option to convert the instrument into stock of the issuer or cash in an amount equal to the approximate value of the issuer’s stock, we do not intend to treat the notes as contingent payment debt instruments.

Our treatment of the notes as not constituting contingent payment debt instruments is binding on all holders unless a holder discloses its differing position in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which a note was acquired. Our position as to the characterization of the notes is not binding on the IRS or a court. If the notes are treated as contingent payment debt instruments under the Treasury regulations, among other potential adverse consequences: (i) U.S. Holders would be required to include amounts in taxable income each year as “original issue discount,” which is taxed as ordinary income similar to interest, and such amounts would likely exceed and be taxed in advance of the actual payments of stated interest received in connection with the notes; (ii) the value of the stock received upon conversion of the notes would be treated as an additional payment taxable as ordinary income (subject to potential adjustments); and (iii) gain recognized upon a sale, exchange, redemption, retirement or other taxable disposition of the notes would generally be treated as ordinary income (subject to potential adjustments and exceptions). The remainder of this summary assumes that the notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes.

U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of accounting. However, special rules governing the treatment of market discount and premium are described below.

Market Discount

If a U.S. Holder purchases a note for an amount that is less than its issue price, subject to a de minimis exception, the holder will be treated as having purchased the note at a “market discount.” In that case, a U.S. Holder will be required to treat any payment on, or any gain realized on the sale, exchange or other disposition of, the note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount accrued on the note while held by the U.S. Holder and not previously included in income. A holder also may be required to defer the deduction of all or a portion of any interest paid or accrued on indebtedness incurred or maintained to purchase or carry the note. Alternatively, a holder may elect (with respect to the note and all other market discount obligations of the holder) to include market discount in income currently as it accrues. Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the holder elects to accrue market discount on the basis of a constant interest rate. Amounts includible in income as market discount are generally treated as ordinary interest income.

Premium

If a holder purchases a note for an amount that is greater than the sum of all principal amounts payable on the note after the purchase date, the holder will be treated as having purchased the note with “amortizable bond premium” equal in amount to that excess. A holder may elect (with respect to the note and all other obligations of the holder with amortizable bond premium) to amortize such premium using a constant yield method over the remaining term of the note and may offset interest income otherwise required to be included in respect to the note during any taxable year by the amortized amount of such excess for the taxable year.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

A U.S. Holder generally will recognize gain or loss if the holder disposes of a note in a sale, exchange, redemption or other taxable disposition (other than a conversion of the note into common stock). The holder’s gain or loss will equal the difference between the amount realized by the holder and the holder’s adjusted tax basis in the note. The amount realized by the holder will equal the amount of any cash and the fair market value of any other property received for the note. The holder’s adjusted tax basis in the note will generally equal the amount the holder paid for the note, increased by the amount of any market discount previously included in gross income with respect to the note and decreased by any amortized bond premium. The portion of the amount realized that is attributable to accrued interest will not be taken into account in computing the holder’s gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income. The gain or loss recognized by a holder on a disposition of the note will be capital gain or loss, except to the extent of any accrued market discount on the note not previously included in gross income, to which extent the gain would be treated as ordinary income. If the holder is a non-corporate taxpayer (including an individual) and has held the note for more than one year, such capital gain will be subject to tax at preferential capital gains rate. The deductibility of capital losses is subject to limitation.

Exchange of Notes into Common Stock, Cash or a Combination Thereof

A U.S. Holder will not recognize gain or loss on the exchange of notes solely for common stock upon conversion, except to the extent of the fair market value of any common stock received with respect to accrued, but unpaid interest, which will be treated as ordinary interest income to the extent not previously included in income. If a holder receives solely cash in exchange for notes upon conversion or repurchase, the holder’s gain or loss will be determined in the same manner as if the holder had sold the note for such cash (as described above under “—Sale, Exchange, Redemption or Other Taxable Disposition of Notes”). If a holder receives a combination of cash and stock in exchange for notes upon conversion, (i) the portion of such cash equal to accrued, but unpaid interest will be treated as ordinary interest to the extent not previously taken into account and (ii) the U.S. federal income tax treatment of the holder’s receipt of the remainder of such cash and common stock will depend upon whether such conversion is characterized as a “recapitalization” or as in part a conversion and in part a redemption of the notes.

If the conversion of the notes constitutes a recapitalization, a U.S. Holder generally:

•	would recognize gain (but not loss) in an amount equal to the lesser of: (i) the excess (if any) of (A) the amount of cash (other than cash received in lieu of fractional shares of our common stock) and the fair market value of our common stock (including fractional shares) received in the exchange over (B) the U.S. Holder’s adjusted tax basis in the notes; and (ii) the amount of cash received in the exchange (other than cash received in lieu of fractional shares);

•	with respect to cash received in lieu of a fractional share of our common stock, would be treated as if the fractional share were received pursuant to the conversion and as if the fractional share were redeemed by us for cash;

•	would have an aggregate tax basis in the common stock received in the conversion equal to the aggregate tax basis of the notes converted, decreased by the aggregate amount of cash (other than cash in lieu of fractional shares) received upon conversion, and increased by the aggregate amount of gain (if any) recognized upon conversion (other than with respect to gain or loss realized as a result of cash received in lieu of fractional shares); and

•	would have a holding period for such common stock received that includes the period during which the U.S. Holder held the notes.

Gain or loss recognized generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the note exceeds one year, except to the extent of any accrued market discount on the note not previously included in gross income, to which extent the gain would be treated as ordinary income.

If the conversion of a note is instead treated as in part a conversion into stock and in part a payment in redemption of the note, a U.S. Holder would not recognize any income, gain or loss with respect to the portion of the note considered to be converted into stock, except (i) with respect to any cash received in lieu of a fractional share of stock and (ii) to the extent, if any, of any amounts treated as attributable to accrued interest on the notes, which would be includable as ordinary income for U.S. federal income tax purposes (to the extent not previously included in income). If a U.S. Holder receives cash in lieu of a fractional share of stock, such holder would be treated as if such holder received the fractional share and then sold it for cash. A U.S. Holder’s adjusted tax basis in common stock received upon conversion of the note generally would be equal to the allocable portion of the adjusted tax basis in the note (less the basis allocable to any fractional share for which the holder receives cash), and increased to the extent of any interest inclusion (to the extent not previously included in income). A U.S. Holder’s holding period for such common stock generally would include the period during which such holder held the note.

If the conversion of a note is treated as in part a conversion into stock and in part a payment in redemption of the note, the cash received with respect to the portion of the note considered to be redeemed would likely be treated as received in a redemption of such portion. In that event, a U.S. Holder would generally recognize gain or loss equal to the difference between the amount of cash received (less any portion of such amount attributable to interest) and the U.S. Holder’s adjusted tax basis allocable to such portion of the notes exchanged therefor. This gain will be subject to the market discount rules discussed above.

Dividends

We have not paid cash dividends on our common stock and do not anticipate paying dividends in the foreseeable future. If we make a distribution in respect of common stock, the distribution will be treated as a taxable dividend to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the holder’s investment to the extent of the holder’s tax basis in its common stock. Any remaining excess will be treated as capital gain. If the U.S. Holder is a U.S. corporation, it would generally be able to claim a dividends received deduction equal to a portion of any dividends received. For taxable years beginning before January 1, 2009, subject to certain exceptions, taxable dividends received by non-corporate stockholders (including individuals) from domestic corporations generally are taxed at the same preferential rates that apply to long-term capital gain.

The terms of the notes allow for changes in the conversion price of the notes in certain circumstances. A change in conversion rate that allows noteholders to receive more shares of common stock on conversion may increase the noteholders’ proportionate interests in our earnings and profits or assets. In that case, the noteholders would be treated as though they received a dividend in the form of our stock. Such a constructive stock dividend could be taxable to the noteholders, although they would not actually receive any cash or other property. A taxable constructive stock dividend would result, for example, if the conversion rate is adjusted to compensate noteholders for distributions of cash or property to our stockholders. Not all changes in conversion rate that allow noteholders to receive more stock on conversion, however, increase the noteholders’ proportionate interests in the company. For instance, a change in conversion rate could simply prevent the dilution of the noteholders’ interests upon a stock split or other change in capital structure. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. Conversely, if an event occurs that dilutes the noteholders’ interests and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock dividend to them. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion rate would be treated like a distribution paid in cash or other property. Such constructive distribution would be treated as a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of capital to the extent of the holder’s adjusted tax basis in the notes and thereafter as gain from the sale or exchange of such notes.

Sale or Exchange of Common Stock

A U.S. Holder generally will recognize gain or loss on a sale or exchange of common stock. The holder’s gain or loss will equal the difference between the amount realized by the holder and the holder’s adjusted tax basis in the stock. The amount realized by the holder will equal the amount of any cash and the fair market value of any other property received for the stock. Subject to application of the market discount rules, the gain or loss recognized by a holder on a sale or exchange of stock will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period for the stock exceeds one year. To the extent that the notes tendered in exchange for common stock have accrued market discount, the amount of the unrecognized accrued market discount will carry over to the common stock and will be treated as ordinary income upon disposition of that common stock.

Information Reporting and Backup Withholding

The Internal Revenue Code of 1986, as amended, and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The withholding tax rate is currently 28%. The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

Payments of interest or dividends to individual U.S. Holders of notes or common stock will generally be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number and complies with certain certification procedures.

Payments made to U.S. Holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

Taxation of Interest

Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30%, collected by means of withholding by the payor. Payments of interest on the notes to most Non-U.S. Holders, however, will qualify as “portfolio interest,” and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that:

•	owns, actually or constructively, at least 10% of our voting stock, or

•	is a “controlled foreign corporation” that is related, directly or indirectly, to us.

In general, a foreign corporation is a controlled foreign corporation if at least 50% of its stock is owned, directly or indirectly, by one or more U.S. persons that each owns, directly or indirectly, at least 10% of the corporation’s voting stock.

Even if the portfolio interest exception does not apply, payments of interest to a nonresident person or entity might not be subject to withholding tax at a 30% rate, or might be subject to withholding tax at a reduced rate, under the terms of a tax treaty between the United States and the Non-U.S. Holder’s country of residence.

Absent further guidance from the IRS, we intend to treat payments of any additional amounts made to Non-U.S. Holders as subject to the withholding tax. Therefore, we intend to withhold on such payments at a rate of 30% unless the holder certifies its nonresident status as described below claiming that such payments are subject to reduction or elimination of withholding under an applicable tax treaty or that such additional amounts are effectively connected with the conduct of a U.S. trade or business. A Non-U.S. Holder that is subject to the withholding tax on payments of additional amounts is urged to consult its own tax advisors as to whether it can obtain a refund for all or a portion of the withholding tax on the grounds that the additional amounts constitute portfolio interest or some other grounds.

The portfolio interest exception, entitlement to treaty benefits and several of the special rules for Non-U.S. Holders described below apply only if the holder certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form under penalties of perjury to us or our paying agent. If the holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Sale, Exchange, Redemption, Conversion or Other Disposition of Notes and Common Stock

Subject to an applicable treaty providing otherwise, Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, conversion or other disposition of notes or shares of our common stock (other than with respect to payments attributable to accrued interest which will be taxed as described above under “Non-U.S. Holders—Taxation of Interest”). This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if:

•	the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business;

•	the Non-U.S. Holder had been a citizen or resident of the United States and thus is subject to special rules that apply to expatriates; or

•	we are, or have been during specified periods, a U.S. real property holding corporation for U.S. federal income tax purposes.

We expect to be a U.S. real property holding corporation for U.S. federal income tax purposes. If we are or have been a U.S. real property holding corporation, a Non-U.S. Holder (without the connections to the United States described in the preceding paragraph) will generally not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of our common stock provided that the Non-U.S. Holder does not hold, and has not held during certain periods, directly or indirectly, more than 5% of the outstanding notes or more than 5% of our outstanding common stock, and our common stock continues to be regularly traded on an established securities market for U.S. federal income tax purposes. If we are or have been a U.S. real property holding corporation and the above exception does not apply, a Non-U.S. Holder will be subject to U.S. federal income tax with respect to gain realized on any sale or other disposition of our common stock as well as to withholding tax, generally at a rate of 10% on the proceeds. Any amount withheld pursuant to a withholding tax will be creditable against a Non-U.S. Holder’s U.S. federal income tax liability.

Dividends

We have not paid cash dividends on our common stock and do not anticipate paying dividends in the foreseeable future. Dividends, including constructive stock dividends as described above under “U.S. Holders—Dividends,” generally will be subject to U.S. withholding tax at a 30% rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of a tax treaty between the United States and the

Non-U.S. Holder’s country of residence. A Non-U.S. Holder must demonstrate its entitlement to treaty benefits by certifying its nonresident status. Some of the common means of meeting this requirement are described above under “Non-U.S. Holders—Taxation of Interest.”

Income or Gains Effectively Connected With a U.S. Trade or Business

The preceding discussion of the tax consequences of the purchase, ownership or disposition of notes or common stock by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange or other disposition of the notes or stock is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder.

If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain would probably be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States. Payments of interest or dividends that are effectively connected with a U.S. trade or business, and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30% withholding tax. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a Form W-8ECI. If the Non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business would generally be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable tax treaty might provide for a lower rate.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each Non-U.S. Holder the amount of any interest and/or dividends paid to each Non-U.S. Holder and the tax withheld, if any, with respect to that interest and/or dividends. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which a holder resides.

A Non-U.S. Holder may have to comply with specific certification procedures to establish that it is not a United States person in order to avoid backup withholding tax requirements with respect to payments of interest on the notes or dividends on our common stock. Payments made to Non-U.S. Holders by a broker upon a sale of notes or common stock will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its foreign status.

The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

The preceding discussion of U.S. federal income tax considerations is for general information only. Each prospective investor is urged to consult its own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of purchasing, holding and disposing of our notes or common stock, including the consequences of any proposed change in applicable laws.

PLAN OF DISTRIBUTION

The securities to be offered and sold using this prospectus are being registered to permit public secondary trading of these securities by the selling security holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling security holders of the securities offered by this prospectus. The aggregate proceeds to the selling security holders from the sale of the notes, the common stock issuable upon conversion of the notes or the BPU Shares will be the purchase price of such notes or common stock less any discounts and commissions. A selling security holder reserves the right to accept and, together with its agents, to reject, any proposed purchases of notes or common stock to be made directly or through agents.

The notes, the common stock issuable upon conversion of the notes and the BPU Shares may be sold from time to time to purchasers directly by the selling security holders and their successors, which includes their transferees, pledgees or donees or their successors, or through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers of the notes, the common stock issuable upon conversion of the notes and the BPU Shares. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The selling security holders and any underwriters, broker-dealers or agents who participate in the distribution of the notes, the common stock issuable upon conversion of the notes and the BPU Shares may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the notes, the common stock issuable upon the conversion of the notes and the BPU Shares by selling security holders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts, and “underwriters” within the meaning of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. If the selling security holders were deemed to be underwriters, the selling security holders may be subject to certain statutory liabilities of the Securities Act and the Exchange Act. If the notes, the common stock issuable upon conversion of the notes and the BPU Shares are sold through underwriters, broker dealers or agents, the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions. We estimate that our share of the total expenses of this offering will be approximately $101,202.

Selling security holders who are registered broker-dealers are “underwriters” within the meaning of the Securities Act. Any selling security holder who is a registered broker-dealer (i) has acquired the securities to be resold in the ordinary course of business and (ii) did not, at the time of the acquisition of the securities, have any agreement, understanding or arrangement, direct or indirect, with any other person to distribute the securities.

Broker-dealers may agree with the selling security holders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling security holders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling security holder. These transactions would be either at market prices prevailing at the time of sale or at negotiated prices. These transactions may involve crosses and block transactions and may involve sales to and through other broker-dealers, including transactions of the nature described above. In connection with such re-sales, the broker-dealers may pay to or receive from the purchasers of the shares commissions computed as described above.

The notes were issued and sold on July 27, 2005 in a transaction exempt from the registration requirements of the Securities Act pursuant to Rule 144A under the Securities Act. Pursuant to the registration rights agreement filed as an exhibit to the registration statement of which this prospectus is a part, we have agreed to indemnify holders who have provided us with a notice and questionnaire and each person, if any, who controls (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) the holders who have provided us with a notice and questionnaire, from and against certain liabilities under the Securities Act, the Exchange Act or otherwise, or such persons will be entitled to contribution in connection with these liabilities. We have also agreed to indemnify underwriters, their affiliates and directors and each person who controls such underwriting within the meaning of the Securities Act or Exchange Act to the same extent as provided above. Pursuant to such registration rights agreement, the selling security holders have agreed, severally and not jointly, to indemnify us and each of our directors, officers and control persons from certain liabilities under the Securities Act, the Exchange Act or otherwise, or we will be entitled to contribution in connection with these liabilities.

The BPU Shares were issued in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder. Pursuant to a piggy-back registration rights agreement filed as an exhibit to the registration statement of which this prospectus is a part, we have agreed to indemnify BPU and each person, if any, who controls (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) BPU, from and against certain liabilities under the Securities Act, the Exchange Act or otherwise, or such persons will be entitled to contribution in connection with these liabilities. We have also agreed to indemnify underwriters and each person who controls such underwriter within the meaning of the Securities Act or Exchange Act to the same extent as provided above. Pursuant to such piggy-back registration rights agreement, BPU has agreed to indemnify us and each of our directors, officers and control persons from certain liabilities under the Securities Act, the Exchange Act or otherwise, or we will be entitled to contribution in connection with these liabilities.

Shares of common stock covered hereby may be offered and sold at any time and from time to time by the selling security holders. The selling security holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling security holders may sell the shares being offered by this prospectus:

•	on the AMEX, or otherwise at prices and at terms then prevailing or at prices related to the then-current market price; or

•	in private sales at negotiated prices directly or through one or more brokers, who may act as agent or as principal.

The securities may be sold by one or more of, or a combination of, the following:

•	a block trade in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of such exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	privately negotiated transactions;

•	the writing of options (including the issuance by the selling security holders of derivative securities), whether the options or such other derivative securities are listed on an options or other exchange or otherwise; or

•	the settlement of short sales.

In connection with sales of the securities to be offered and sold pursuant to this prospectus, the selling security holders may (A) enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging positions they assume, (B) sell securities short and deliver securities to close out short portions, (C) loan or pledge the securities to broker-dealers or other financial institutions that in turn may sell such securities, (D) enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the securities, which the broker-dealer or other financial institution may resell pursuant to the prospectus, or (E) enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

Under the rules and regulations of the Exchange Act, the selling security holders may be a person engaged in the distribution of the common stock and may not simultaneously engage in market making activities with respect to our common stock for a period of five business days prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions, rules and regulations under the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of shares of common stock by the selling security holders. We will make copies of this prospectus available to the selling security holders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against some liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealer, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealer purchases shares as principal. The selling security holders will bear all commissions and discounts, if any, attributable to the sales of the shares.

To comply with the securities laws of some states, if applicable, our common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, some states prevent our common stock from being sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

In addition, upon being notified by a selling security holder that a donee or pledgee intends to sell more than 500 shares of common stock, we will file a supplement to this prospectus.

LEGAL MATTERS

The validity of the notes and the validity of the common stock issuable upon conversion of the notes will be passed upon for us by Andrews Kurth LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Cheniere Energy, Inc. at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004 appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, which was filed with the SEC on March 10, 2005, as amended by Amendment No. 1 thereto, which was filed with the SEC on March 16, 2005, have been audited by UHY Mann Frankfort Stein & Lipp CPAs, LLP, an independent registered public accounting firm, as set forth in their report thereon included therein. Such consolidated financial statements are incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Gryphon Exploration Company as of December 31, 2002, and for the year ended December 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, which was filed with the SEC on March 10, 2005, as amended by Amendment No. 1 thereto, which was filed with the SEC on March 16, 2005, and upon the authority of firm as experts in accounting and auditing.

The financial statements of Freeport LNG Development, L.P. as of December 31, 2004 and for the year then ended and for the period from inception (December 1, 2002) through December 31, 2004 appearing in our Annual Report on Form 10-K, which was filed with the SEC on March 10, 2005, as amended by Amendment No. 1 thereto, which was filed with the SEC on March 16, 2005, for the fiscal year ended December 31, 2004 have been audited by Hein & Associates LLP, an independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The information incorporated by reference into this prospectus regarding our estimated proved reserves are based on the reports generated by our independent petroleum engineers, Sharp Petroleum Engineering, Inc. in 2004 and 2003 and substantially, but not wholly, based on the report generated by Ryder Scott Company in 2002.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the notes offered hereby and certain other legal matters will be passed upon for us by Andrews Kurth LLP. Attorneys at the law firm of Andrews Kurth LLP beneficially own 17,000 shares of our common stock.